Exhibit 10.1

MEREDITH CORPORATION

IPC MEDIA PENSION TRUSTEE LIMITED

AND

INTERNATIONAL PUBLISHING CORPORATION LIMITED

DEED OF GUARANTEE

IN RELATION TO THE IPC MEDIA PENSION SCHEME

Table of Contents

Amended and Restated Deed of Guarantee

Table of Contents

(continued)

		Page
37.	Counterparts	41
38.	Third Party Rights	41

Amended and Restated Deed of Guarantee

THIS AMENDED AND RESTATED DEED is made as a deed on 15 March 2018

BETWEEN:

(1)	MEREDITH CORPORATION, an Iowa corporation (the “Guarantor”);

(2)	IPC MEDIA PENSION TRUSTEE LIMITED (registered number 03469531) (the “Trustee”) acting in its capacity as the sole trustee of the IPC Media Pension Scheme (the “Scheme”); and

(3)	INTERNATIONAL PUBLISHING CORPORATION LIMITED (registered number 00745584) (the “Sponsor”)

(together the “Parties”).

INTRODUCTION

(A)	The Guarantor, Time Inc.(UK) Ltd, the Trustee and Time Inc. (in a limited capacity) entered into a Deed of Guarantee dated 31 January 2018 under which, with effect from the Merger Date, the Guarantor guaranteed all the pension obligations and liabilities of Time Inc. (UK) Ltd under the Scheme (in its capacity as the then sponsor of the Scheme) and any participating employers in the Scheme (the “Existing Deed of Guarantee”) in place of Time Inc. which was then discharged from all its former contractual legal obligations in relation to the Scheme.

(B)	The Parties, Time Inc.(UK) Ltd and Time Inc. entered into UK Pensions Agreement in contemplation of the sale of Time Inc. (UK) Ltd to an unconnected third party which amended the Existing Deed of Guarantee with effect from completion of that sale to (i) provide for additional support and protection to the Scheme in the form of a cash lump sum payment into the Scheme and an £85m security bond; and (ii) to provide for the Guarantor to guarantee all the obligations and liabilities of the Sponsor in place of the outgoing sponsor, Time Inc. (UK) Ltd.

(C)	On 15 March 2018 the TIUK Sale completed (“TIUK Completion”) and with immediate effect (i) International Publishing Corporation Limited became the Sponsor of the Scheme in place of Time Inc (UK) Ltd and (ii) the Existing Deed of Guarantee was amended by the provisions in the UK Pensions Agreement.

(D)	Pursuant to Clause 12 of the UK Pensions Agreement, with effect from the date of this Deed, the Guarantor and the Trustee wish to execute an Amended and Restated Deed of Guarantee in respect of the matters set out in that Clause 12 of the UK Pensions Agreement for the consideration set out in that Clause 12.

(E)	In addition to the amendments to the Existing Deed of Guarantee contemplated by Recital (D) above, the parties wish to consolidate in this Amended and Restated Deed of Guarantee the amendments to the Existing Deed of Guarantee made by the UK Pensions Agreement which came into effect on TIUK Completion.

Amended and Restated Deed of Guarantee	1

OPERATIVE PART

The Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

(a)	In this Deed the following expressions have the following meanings:

“Acceleration Escrow Payment Event” means

(a)	any Financial Indebtedness of the Guarantor or its Wholly-owned Subsidiaries (other than Excluded Subsidiaries) is not paid within any originally applicable grace period (or, if no grace period applies, within 5 Business Days after its original scheduled date, as such date may be extended at any time when no actual or potential event of default, however described, under the relevant documentation is continuing);

(b)	any Financial Indebtedness of the Guarantor or its Wholly-owned Subsidiaries (other than Excluded Subsidiaries) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and any applicable grace periods which apply before that Financial Indebtedness can be declared to be due or otherwise become due and payable have expired, other than, in either case, if

(i)	the failure or default has been waived by or on behalf of the relevant lender(s); and/or

(ii)	the aggregate amount which has not been paid and/or which has become prematurely due and payable is less than U.S.$50,000,000 (or its equivalent in any other currency or currencies).

“Acceleration Escrow Release Event” in relation to an Acceleration Escrow Payment Event means that either all the Financial Indebtedness in relation to which the Acceleration Escrow Payment Event occurred is either repaid or discharged within 6 months of the date on which the Acceleration Escrow Payment Event occurs or (in the case of an Acceleration Escrow Payment Event of the type described in paragraph (b) of the definition of that term) the Acceleration Escrow Payment Event is reversed (by the relevant declaration being withdrawn) within 6 months of the date on which the Acceleration Escrow Payment Event occurs.

“Accession Letter” means a letter, executed as a deed, in materially the form set out in Schedule 5.

“Actuarial Valuation” means an actuarial valuation of the Scheme carried out in accordance with Part 3 of the Pensions Act 2004

“Agreed Assumptions” means assumptions for an Actuarial Valuation as set in accordance with the principles set out in Schedule 1.

Amended and Restated Deed of Guarantee	2

“Agreed Assumptions (50)” means the Agreed Assumptions with the addition of 50 basis points to the gilts discount rate.

“Agreed Escrow Rating” means at least one of the following long term unsecured senior debt credit ratings—at least A3 from Moody’s, at least A- from Standard & Poor’s or at least A- from Fitch.

“Agreed Investment Strategy” means the investment strategy set out in Schedule 2, as amended between the Parties from time to time in their sole discretion.

“ALS” means the Willis Towers Watson software known as “Asset Liability Suite”, which is a web based system performing daily valuations of assets and liabilities to track the funding position of pension schemes, which is to be set-up and configured for use under this Deed.

“ALS Failure” means no amount is showing on ALS as the relevant deficit as at a relevant date.

“Alternative Tracker” has the meaning given to it in Clause 16(e).

“Business Day” means a day (other than a Saturday or a Sunday) on which banks in London and New York are open for general business.

“Change of Control” means the occurrence of any of the following:

(a)	the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor to any person other than the Guarantor or its Wholly-owned Subsidiaries;

(b)	the Guarantor becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the holding or acquisition, in a single transaction or in a related series of transactions, by any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), of Control of the Guarantor; or

(c)	the adoption of a plan of liquidation and dissolution of the Guarantor.

“Configuration Document” means the document contained at Schedule 3.

“Control” of an entity means “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, except that in calculating the beneficial ownership of any particular person or “group”, such person or “group” will not be deemed to have beneficial ownership of any securities that such person or “group” has the right to acquire or vote only upon the happening of any future event or contingency, including the passage of time, that has not yet occurred) of 50% or more of the total voting power of the Voting Stock of the entity (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested).

Amended and Restated Deed of Guarantee	3

“Covenants” means the covenants set out in Schedule 6.

“Covenant Breach” means a breach occurring on or after the date of this Deed of any of the Covenants which does not also constitute an Acceleration Escrow Payment Event.

“Covenant Breach Remedy Event” means that the Trustee agrees in writing (such agreement not to be unreasonably withheld or delayed) that, to the reasonable satisfaction of the Trustee, there is no continuing Covenant Breach.

“Covenant Escrow Amount” means the Estimated Insurance Buy-out Deficit less the value of the Total Security on the date of any Covenant Breach (being a date occurring on or after the date of this Deed) or of any anniversary of such a Covenant Breach.

“Credit Rating Condition” means the holding by the Guarantor (or following a Permitted Change of Control, the Relevant Surviving Entity) of either of the following:

(a)	a long term unsecured senior debt credit rating of higher than Caa1 from Moody’s (or, if it ceases to have a rating of its long term unsecured senior debt from Moody’s, a corporate rating of higher than B2 from Moody’s); or

(b)	a long term unsecured senior debt credit rating higher than CCC+ from Standard & Poor’s (or, if it ceases to have a rating of its long term unsecured senior debt from Standard & Poor’s, a corporate rating of higher than B from Standard & Poor’s).

“Credit Rating Condition Failure Event” means the Guarantor ceasing to satisfy the Credit Rating Condition.

“Credit Rating Condition Satisfaction Event” in relation to a Credit Rating Failure Event means the granting or upgrading of a credit or corporate rating following the Credit Rating Condition Failure Event such that the Guarantor again satisfies the Credit Rating Condition.

“Credit Rating Downgrade Event” means the holding by the Guarantor (or following a Permitted Change of Control, the Relevant Surviving Entity) of either of the following:

(a)	a long term unsecured senior debt credit rating below Caa1 from Moody’s (or, if it ceases to have a rating of its long term unsecured senior debt from Moody’s, a corporate rating below B2 from Moody’s); or

(b)	a long term unsecured senior debt credit rating below CCC+ from Standard & Poor’s (or, if it ceases to have a rating of its long term unsecured senior debt from Standard & Poor’s, a corporate rating below B from Standard & Poor’s).

Amended and Restated Deed of Guarantee	4

“Escrow Account” means a cash deposit account established for the purposes of this Deed:

(a)	in the name of an independent escrow agent with the Agreed Escrow Rating and otherwise acceptable to the Trustee, acting reasonably. The approval of the Guarantor to the Trustee’s choice of escrow agent is not required, given the circumstances in which the Trustee may be establishing the Escrow Account, but the Trustee shall consider in good faith any representations made by the Guarantor as to the identity of the escrow agent;

(b)	held in London and subject to English law with a financial institution with the Agreed Escrow Rating;

(c)	with the possibility of the deposited cash being invested from time to time in securities, but only on terms and subject to investment criteria agreed by the Trustee in its discretion;

(d)	subject to an English law governed escrow agreement pursuant to which:

(i)	the escrow agent declares that it holds the Escrow Account, and the cash and securities from time to time deposited in it, on trust for the Trustee and the Guarantor, to be applied in accordance with the terms of this Deed (but on the basis that the escrow agent will be required, but only be required, to act on instructions as per paragraph (ii));

(ii)	the escrow agent will agree to make payments upon joint instructions from the Guarantor and the Trustee or upon an instruction from the Guarantor or the Trustee accompanied by a court declaration or order confirming that such payment from the Escrow Account is in accordance with the terms of this Deed.

“Escrow Event” means an Event of Default, a Covenant Breach, an Acceleration Escrow Payment Event or a Change of Control (other than a Permitted Change of Control).

“Estimated Funding Position” means the estimated Funding Position as shown at any relevant date on the ALS, subject to Clause 16(c).

“Estimated Insurance Buy-Out Deficit” means the estimated Insurance Buy-Out Deficit as shown at any relevant date on the ALS, subject to Clause 15(c).

“Estimated Relevant Funding Position” means as at any given date the Estimated Funding Position or the Estimated Insurance Buy-Out Deficit figure as at that date as shown on the ALS.

“Event of Default” means (a) the occurrence of an Insolvency Event in relation to the Guarantor or the Sponsor or (b) a failure to make payment into the Escrow Account within 5 business days of an Acceleration Escrow Payment Event.

Amended and Restated Deed of Guarantee	5

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means any Subsidiary of the Guarantor financed substantially using Limited Recourse Financing.

“Fall Away Date” means the date on which the aggregate of the most recently reported Value at Risk and the deficit on the Estimated Insurance Buy-out Basis is less than £85 million.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with U.S. GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis or discounted on a non-recourse basis in connection with collections activities in the ordinary course of business);

(f)	any amount raised under any other transaction (including any forward sale and purchase, sale and sale back or sale and lease back agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (calculated on a net basis insofar as the Guarantor has offset rights) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or a financial institution; or

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Information” means the information described in Schedule 4.

Amended and Restated Deed of Guarantee	6

“Funding Deficit” means a Funding Position in which the Scheme’s liabilities exceed its assets, in each case calculated on the basis set out in the definition of Funding Position, subject to any explicit variation from the Agreed Assumptions as may be specified when “Funding Deficit” is used in this Deed.

“Funding Position” means the amount (if any) at any relevant date by which the liabilities of the Scheme calculated on the basis of the Agreed Assumptions exceeds the assets of the Scheme (and for the avoidance of doubt, for this purpose, the value of any rights arising under this Deed (including the value of any monies held in the Escrow Account) shall be treated as zero, except that any amounts already due and payable pursuant to this Deed by the Guarantor to the Scheme shall be treated for the purpose of the calculation as having been paid, but without prejudice to the Guarantor’s continuing obligation to make the payment), or vice versa.

“Gilts Flat Confirmation Date” means the earlier of (a) the date on which both (i) the Scheme is invested in a manner consistent with the investment approach described in the Agreed Investment Strategy as the ‘Gilts +0.5% pa’ strategy and (ii) an Actuarial Valuation shows that there is no Funding Deficit based on the Agreed Assumptions and (b) the date on which both (i) the Scheme is invested in a manner consistent with the investment approach described in the Agreed Investment Strategy as the ‘Gilts +0.5% pa’ strategy and (ii) the ALS has shown for the preceding ten consecutive days that the Estimated Funding Position is that the Scheme’s assets are at least 105% of its liabilities.

“Gilts Plus 50 Confirmation Date” means the earlier of (a) the date on which both (i) the Scheme is invested in a manner consistent with the investment approach described in the Agreed Investment Strategy as the ‘Gilts +1.0% pa’ strategy and (ii) an Actuarial Valuation shows that there is no Funding Deficit based on the Agreed Assumptions (50) and (b) the date on which both (i) the Scheme is invested in a manner consistent with the investment approach described in the Agreed Investment Strategy as the ‘Gilts +1.0% pa’ strategy and (ii) the ALS has shown for the preceding ten consecutive days that the Estimated Funding Position is that the Scheme’s assets are at least 105% of its liabilities.

“Guaranteed Liabilities” means all obligations and liabilities (whether actual or contingent and whether owed jointly or severally and in any capacity whatsoever) of the Sponsor or any IMPS Employer to the Scheme or the Trustee that fall due for payment on or after the date on which this Deed comes into effect under Clause 2.

“IMPS Employers” means all companies or persons (other than the Sponsor) which are or may from time to time become employers in relation to the Scheme.

“Indenture” means the indenture document dated January 31, 2018 between the Guarantor, certain guarantors (as defined in schedule 1 of that indenture document) and U.S. Bank National Association.

Amended and Restated Deed of Guarantee	7

“Insolvency Event” means any of the following in respect of an entity:

(a)	any person (other than such entity) presents a petition or files documents with a court for such entity’s winding-up, administration or dissolution or reorganisation except to the extent that such petition or filing is being contested in good faith and with due diligence and is discharged or struck out within 45 days;

(b)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition or to file documents with a court or any registrar for its winding-up, administration or dissolution and such resolution is passed;

(c)	such entity presents a petition or files documents with a court for its winding-up, administration or dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or commences negotiations with its creditors (or some of them) with a view to a moratorium, composition, assignment or similar arrangement;

(d)	an order for its winding-up, administration or dissolution is made;

(e)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, receiver and manager, judicial manager, administrator or similar officer is appointed in respect of it or any material part of its assets;

(f)	its directors, shareholders or other officers request the appointment of, or give notice to appoint, a liquidator, trustee in bankruptcy, judicial custodian, judicial manager, receiver and manager, compulsory manager, receiver, administrative receiver, receiver and manager, administrator or similar officer in respect of it or any material part of its assets; or

(g)	any other analogous step or procedure is taken in any jurisdiction.

“Insurance Buy-Out Basis” means an actuarial assessment by the Scheme Actuary of the Scheme’s liabilities on the assumption that the Scheme’s liabilities in respect of pensions and other benefits will be discharged by the purchase of annuities (of the kind described in section 74(3)(c) of the Pensions Act 1995) which the Scheme would be likely to purchase (taking account not only of price but also the reputation, financial strength, and service levels of the insurer) in the event that it was actually winding-up on the relevant date and then promptly securing benefits, the cost of such annuities to be estimated on terms which the Scheme Actuary considers consistent with those in the available market (or, where the Scheme Actuary considers that it is not practicable to make such an estimate, in such manner as the Scheme Actuary considers appropriate in the circumstances), without allowing for any further margins of prudence and including an allowance for fees and expenses associated with the purchase of such annuities and the winding-up of the Scheme subject to Clauses 4(d) to (f) inclusive.

Amended and Restated Deed of Guarantee	8

“Insurance Buy-Out Deficit” means, subject to Clauses 4(d) to (f), the amount (if any) at any relevant date by which the liabilities of the Scheme calculated on the Insurance Buy-Out Basis exceeds the assets of the Scheme (and for the avoidance of doubt, for this purpose, the value of any rights arising under this Deed (including the value of any monies held in the Escrow Account) shall be treated as zero, except that any amounts already due and payable pursuant to this Deed by the Guarantor to the Scheme or by a financial institution in respect of an element of Total Security shall be treated for the purpose of the calculation as having been paid, but without prejudice to the payer’s continuing obligation to make the payment). The Scheme Actuary shall issue a certificate of the amount of the Insurance Buy-Out Deficit (being the amount as determined by the Scheme Actuary 10 Business Days after the Scheme Actuary has provided the calculation of the Insurance Buy-Out Deficit and information required by Clause 4(c) to the Guarantor and the Trustee or otherwise determined in accordance with Clauses 4(d) to (f)).

“Limited Recourse Financing” means any financing made available to a Subsidiary either:

(a)	for the acquisition, construction, development and/or operation of any assets, on terms such that from completion (as that term, or any similar term, is defined in the agreements governing that financing) of the acquisition or construction the person(s) providing the financing agree to look primarily to the assets financed, the share capital (or equivalent) of the relevant Subsidiary which holds those assets, the revenues or other resources to be generated by the use, exploitation, operation or disposal of, or insurance proceeds resulting from the loss or damage to those assets, and/or any contractual payments in relation to the acquisition, construction, development and/or operation of those assets (including any warranty claims, damages or termination payments) as the primary sources of repayment of and debt service for the moneys advanced;

(b)	for the supply, delivery, storage, sale or purchase of any commodity on terms such that the persons providing the financing agree to look primarily to the commodity financed, the share capital (or equivalent) of the Subsidiary that owns or controls the commodity and/or the contractual revenues or other market revenues to be generated by the storage, disposal or delivery of, or insurance proceeds resulting from the loss of or damage to those commodities and/or any contractual payments in relation to the supply, delivery, storage, sale or purchase of that commodity (including any warranty claim, damages and/or termination payments) as the primary source of repayment of and debt service for the moneys advanced; or

(c)	to refinance any previously existing Limited Recourse Financing, provided that that refinancing is otherwise on terms satisfying the requirements of paragraph (a) or (b) above.

Amended and Restated Deed of Guarantee	9

“Manifest Error” means there are one or more manifest errors in ALS such that the amount stated to be the Estimated Relevant Funding Position as at a given date cannot be an accurate calculation of the Relevant Deficit as at the relevant date calculated using methodology and assumptions consistent with those described in the Configuration Document.

“Merger Date” means 31 January 2018, being the date on which the Guarantor’s merger with Time Inc. became effective.

“Permitted Change of Control” means a Change of Control in respect of which there is a Relevant Surviving Entity and either:

(a)	no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) has Control of the Relevant Surviving Entity, the Credit Rating Condition is met following the Change of Control and the credit rating or corporate rating by virtue of which it is met has been confirmed; or

(b)	a person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (the “New Owner”) has Control of the Relevant Surviving Entity, the Credit Rating Condition is met following the Change of Control, the credit rating or corporate rating by virtue of which it is met has been confirmed and the Trustee, acting reasonably on the basis of a statement of the relevant rating agency or the opinion of a financial adviser acceptable to the Trustee, is satisfied that the Credit Rating Condition would be met even were any actual or implicit guarantee or other credit support provided to the Sponsor by or on behalf of the New Owner or any of its Affiliates to be disregarded, and for this purpose a credit rating or corporate rating has been “confirmed” if:

(i)	the relevant rating agency has confirmed in writing to the Trustee, in terms acceptable to the Trustee, that the relevant rating will not be affected by the Change of Control;

(ii)	the relevant rating agency has confirmed or updated the relevant rating after and in full knowledge of the Change of Control; or

(iii)	the Trustee receives an opinion from a financial adviser acceptable to it that the Change of Control should not affect the relevant rating.

“Relevant Deficit” means the Funding Deficit or, as the case may be, Insurance Buy-Out Deficit.

Amended and Restated Deed of Guarantee	10

“Relevant Surviving Entity” in relation to a Change of Control means either:

(a)	if the Guarantor is the or a surviving entity and retains all of its assets and liabilities (including its obligations and liabilities under this Deed), the Guarantor; or

(b)	if the Trustee, acting reasonably on the basis of such legal opinions and other advice and information as it may require, is satisfied that another company or other entity acceptable to the Trustee:

(i)	is the surviving entity; and

(ii)	by operation of law as a result of the Change of Control and without any additional documents being required has become a party to this Deed in place of the Guarantor and succeeded in a manner recognised by English law to all of the assets and liabilities of the Guarantor (including its obligations and liabilities under this Deed) without affecting the continued operation of the Escrow Account in accordance with the terms of this Deed, that other entity.

“Replacement Estimated Relevant Funding Position” means:

(a)	in respect of an Estimated Relevant Funding Position challenged due to alleged Manifest Error, the most recent (determined by reference to their “as at” dates) Estimated Relevant Funding Position, prior to the Estimated Relevant Funding Position, in respect of which there is not a Manifest Error; provided that if there exists no such alternative Estimated Relevant Funding Position with an as at date less than 30 days prior to the date in question, then the Replacement Estimated Relevant Funding Position shall mean the Relevant Deficit calculated by the Scheme Actuary as at the date of the Estimated Relevant Funding Position using the methods and assumptions set out in the Configuration Document; and

(b)	in respect of an Estimated Relevant Funding Position challenged due to an ALS Failure, the Relevant Deficit calculated by the Scheme Actuary as at the date of the Estimated Relevant Funding Position using the methods and assumptions set out in the Configuration Document.

“Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and damages may be regarded as an adequate remedy;

(b)	the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally;

(c)	the statutory time-barring of claims;

Amended and Restated Deed of Guarantee	11

(d)	defences of set off or counterclaim;

(e)	rules against penalties and similar principles;

(f)	the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of stamp duty may be void;

(g)	the fact that a court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another person in respect of costs of an unsuccessful litigation brought against that person or may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court or that a court may stay proceedings if concurrent proceedings based on the same grounds and between the same parties have previously been brought before another court;

(h)	any matters which are set out as qualifications or reservations as to matters of law or general application in any legal opinions supplied to the Scheme in respect of this Deed; and

(i)	steps for perfection not required by the terms of this Deed to be taken.

“Restricted Subsidiary” has the meaning given to it in the Indenture.

“Schedule of Contributions” means the schedule of contributions in place in respect of the Scheme pursuant to Part 3 of the Pensions Act 2004 from time to time.

“Scheme Actuary” means the actuary appointed to the Scheme from time to time under section 47 of the Pensions Act 1995.

“Senior Unsecured Noteholders” means the holders as defined in the Indenture.

“Statement of Investment Principles” means the statement of investment principles adopted in relation to the Scheme from time to time in accordance with section 35 of the Pensions Act 1995.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Subsidiary Guarantors” means those Restricted Subsidiaries of the Guarantor that are from time to time parties to or otherwise guaranteeing the obligations of the Guarantor under the Indenture.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief from, or remission or repayment of any Tax.

Amended and Restated Deed of Guarantee	12

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Deed.

“Tax Payment” means a payment made by the Guarantor to the Trustee in any way relating to a Tax Deduction or under any indemnity given by the Guarantor in respect of Tax under this Deed.

“Termination Date” means the date on which this Deed terminates in accordance with Clause 15.

“TIUK Completion” has the meaning given to it in recital (C) of this Deed.

“Total Security” means the combined value of any letters of credit, surety bonds and escrow accounts (and any other further items which the Guarantor and the Trustee agree to add) for the benefit of the Trustee, provided the terms of such instruments satisfy Clause 22(b) of this Deed. Where this Deed refers to the Guarantor providing Total Security, it shall be in the form of a surety bond or such other instruments as the Guarantor and the Trustee agree from time to time. Where the Trustee has agreed to the use of instruments in addition to a surety bond, the Guarantor may choose in its absolute discretion the combination (from those agreed from time to time with the Trustee) of instruments supplied and the constituent value towards Total Security of each instrument.

“Trust Deed and Rules” means the Rules of the Scheme as amended from time to time.

“UK Pensions Agreement” means the Agreement dated 9 February 2018 entered into between Meredith Corporation, IPC Media Pension Trustee Limited, International Publishing Corporation Limited, Time Inc. and Time Inc. (UK) Ltd in contemplation of the sale of Time Inc. (UK) Ltd, which amended the Existing Deed of Guarantee.

“Value at Risk” is the one year 95% (“1 in 20”) difference in the expected funding position on the Agreed Assumptions (when the Scheme is fully funded on the Agreed Assumptions and the investment strategy is that agreed on the Gilts plus 0.5% pa investment strategy). The Value at Risk is to be measured by BlackRock on their investment modelling, or such other model and by such other person as the Guarantor and the Trustee determines shall replace this.

“Voting Stock” in relation to an entity means share capital (for the avoidance of doubt, including in the case of the Guarantor corporate stock) carrying with it an entitlement to vote in the election of the board of directors of the entity.

“Wholly-owned Subsidiary” means a Subsidiary of a person which has no other shareholders except that person and that person’s wholly-owned Subsidiaries or other persons acting on behalf of, or as nominee for, that person or its wholly-owned Subsidiaries (save by reason of directors holding qualifying shares which they are required by law to hold).

Amended and Restated Deed of Guarantee	13

(b)	Construction

(i)	In this Deed, unless the contrary intention appears, a reference to:

(A)	“assets” includes present and future properties, revenues and rights of every description and includes uncalled capital;

(B)	an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(C)	a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(D)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which persons to which it applies are accustomed to comply) or any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(E)	a party or any other person includes its successors in title, permitted assigns and permitted transferees and this Deed shall be binding on and enforceable by the successors in office of the Trustee as trustees of the Scheme.

(ii)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(B)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(C)	notwithstanding paragraph (A) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(iii)	Headings in this Deed do not affect its interpretation.

(iv)	It is intended by the parties that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

Amended and Restated Deed of Guarantee	14

2.	EFFECTIVE DATE

This Amended and Restated Deed of Guarantee shall replace the Existing Deed of Guarantee (as amended by the UK Pensions Agreement) with effect from the Merger Date, and with effect from TIUK Completion neither the Existing Deed of Guarantee nor the UK Pensions Agreement shall have any further force or effect. Provisions in this Deed relating to Covenants and Subsidiary Guarantors shall take effect from TIUK Completion, as provided for in this Deed.

3.	REPRESENTATIONS

(a)	Each of the Guarantor and the Sponsor represents and warrants to the Trustee that:

(i)	it is duly incorporated and is a validly existing company under the laws of its place of incorporation and has power to carry on its business as now being conducted;

(ii)	it has full power and authority to execute, deliver and perform its obligations under this Deed and no limitation on the powers of the Guarantor or the Sponsor will be exceeded as a result of entering into this Deed;

(iii)	subject to the Reservations, the obligations expressed to be assumed by the Guarantor in this Deed constitute legal, valid and binding obligations of the Guarantor enforceable in accordance with their terms;

(iv)	all governmental and other approvals and authorisations required in relation to the making, performance, validity and enforceability of this Deed and the transactions contemplated by it have been obtained and are in full force and effect;

(v)	the Guarantor is the parent company of the Sponsor and it owns either directly or indirectly, all (or substantially all) of the issued and outstanding equity share capital of the Sponsor; and

(vi)	the entry into and performance by it of, and the transactions contemplated by this Deed do not and will not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or instrument binding upon it or any of its assets which would have a material adverse effect on its ability to perform its obligations under this Deed.

(b)	The Trustee represents and warrants to the Guarantor and the Sponsor that:

(i)	it has full power and authority to execute, deliver and perform its obligations under this Deed and no limitation its powers will be exceeded as a result of entering into this Deed; and

Amended and Restated Deed of Guarantee	15

(ii)	subject to the Reservations, the obligations expressed to be assumed by it in this Deed constitute its legal, valid and binding obligations enforceable in accordance with their terms.

4.	ACTUARIAL VALUATIONS AND INSURANCE BUY-OUT BASIS DISPUTE RESOLUTION

(a)	The Guarantor and the Sponsor each consent, and the Guarantor shall procure that any IMPS Employers shall consent, in relation to the Actuarial Valuation as at 5 April 2018 and each subsequent Actuarial Valuation, to using the Agreed Assumptions.

(b)	The Trustee confirms that it does not envisage calling an out of cycle Actuarial Valuation unless there is a material unmitigated detrimental change to the covenant as a whole (including the position of the Guarantor and the Sponsor in aggregate), taking into account the commitments set out in this Deed. For the avoidance of doubt, the merger of the Guarantor with Time Inc. shall not be treated as a material unmitigated detrimental change to the covenant (it being understood that, without limitation, a material failure of the Sponsor or the Guarantor to abide by the terms of this Deed and/or a subsequent reduction in value or poor performance of any asset or business acquired with the proceeds has the potential to constitute or contribute to a material unmitigated detrimental change to the covenant).

(c)	Where this Deed requires the Scheme Actuary to calculate an Insurance Buy-Out Deficit using the Insurance Buy-Out Basis, the Scheme Actuary shall supply to the Guarantor and the Sponsor such calculation and such information as to data, methods and assumptions as an actuary advising the Sponsor or Guarantor (the “Funder’s Actuary”) would reasonably request to be able to test both whether the proposed Insurance Buy-Out Basis meets the requirements to be on the Insurance Buy-Out Basis and whether the calculation of the Insurance Buy-Out Deficit is correct.

(d)	Where the Funder’s Actuary concludes in good faith that the basis proposed as the Insurance Buy-Out Basis does not meet the requirements to be on the Insurance Buy-Out Basis or an amount calculated as the Insurance Buy-Out Deficit contains an arithmetical error then the Sponsor or Guarantor may by written notice to the Trustee within 10 Business Days of the relevant notice from the Scheme Actuary or, as the case may be, Trustee notify the Trustee that the matter is disputed and where such notice is validly served, Clauses 4(e) and (f) shall apply and the matter shall be a “Dispute”.

(e)	The parties shall use all reasonable endeavours to reach agreement regarding any such Dispute within 20 Business Days of the commencement of discussions between the Parties regarding the substance of such Dispute, then, subject to Clause 4(f), either party may refer the matter to be determined by an independent actuary (the “Expert”) and shall instruct such Expert to provide their expert opinion on the subject matter of the Dispute.

Amended and Restated Deed of Guarantee	16

(f)	The Expert shall be nominated either jointly by the Sponsor or the Guarantor (as applicable) and the Trustee, or failing agreement between them within 10 Business Days of the first nomination proposal, on the application of either of them to the President for the time being of the Institute and Faculty of Actuaries. In the event that the subject matter of the Dispute is such that an actuary will not accept the appointment on the grounds that the matter is outside of his expertise, the parties shall, acting reasonably and in good faith, agree an alternative category of professional for the purposes of this Clause 4(f). The Expert will act as expert and not as an arbitrator.

5.	INVESTMENT STRATEGY

The Parties agree, and the Guarantor shall procure that any IMPS Employer(s) shall agree, that the Trustee shall implement the Agreed Investment Strategy, and shall update and adopt a Statement of Investment Principles consistent with the Agreed Investment Strategy.

6.	LIABILITY AND RISK MANAGEMENT EXERCISES

(a)	The parties have identified certain liability management exercises, which they will implement on a basis to be agreed acting reasonably, provided that such exercises will be carried out on a basis which is within the reasonable range adopted for such exercises in UK pensions practice. Any costs and expenses reasonably incurred by the Trustee in relation to such liability management exercises will be met by the Sponsor, and for the avoidance of doubt shall form part of the Guaranteed Liabilities.

(b)	The Sponsor, the Guarantor and the Trustee may from time to time discuss possible opportunities for the Trustee to enter into contracts to secure (within or outside of the Scheme) some or all of the liabilities of the Scheme. To facilitate such discussions, the Sponsor and/or the Guarantor may from time to time request data from the Trustee in relation to the benefits provided by the Scheme. The Trustee will provide such data to the Sponsor and/or Guarantor provided that each of the Sponsor and/or Guarantor and any other person to whom the data may be passed by the Sponsor and/or Guarantor (each a “Data Recipient”) (a) enters into such undertaking and/or agreement as is reasonably required by the Trustee to ensure the transfer of data does not result in a breach by the Trustee of the Data Protection Act 1988 or other applicable legal or regulatory requirements, and (b) provides the Trustee with an indemnity against all costs, expenses, losses or fines in the event of a breach by the Data Recipient of such undertaking and/or agreement.

7.	CONTRIBUTIONS

(a)	Immediately following TIUK Completion, the Guarantor shall procure the payment by the Sponsor to the Scheme of a one-off cash lump sum additional employer contribution of £60 million.

Amended and Restated Deed of Guarantee	17

(b)	The parties acknowledge and agree that the Schedule of Contributions provides for monthly contributions to be paid by the Sponsor to the Scheme of £917,000 each month. Such contributions are payable to the Scheme no later than the 19th of the month to which they relate.

Amended and Restated Deed of Guarantee	18

(c)	In the event that at 25 November 2021 the ALS shows a Funding Deficit using the Agreed Assumptions (50), the Sponsor will within 30 days of such anniversary make a contribution to the Scheme equal to that Funding Deficit.

(d)	In the event that at 25 November 2025 the ALS shows a Funding Deficit using the Agreed Assumptions, the Sponsor will within 30 days of such anniversary make a contribution to the Scheme equal to half of that Funding Deficit.

(e)	In the event that at 25th November 2026 the ALS shows a Funding Deficit using the Agreed Assumptions, the Sponsor will within 30 days of such anniversary make a contribution to the Scheme equal to half of that Funding Deficit.

(f)	In the event that at 25th November 2027 the ALS shows a Funding Deficit using the Agreed Assumptions, the Sponsor will within 30 days of such anniversary make a contribution to the Scheme equal to that Funding Deficit.

(g)	Contributions shall cease to be payable under Clauses 7(b) to (f) above from the Gilts Flat Confirmation Date, save that any contributions already due and payable shall continue to be due and payable.

(h)	In the event that a payment is made under Clause 8, no further contributions (apart from any which were overdue for payment at the time of, but assumed paid for the purposes of, any calculation of the Funding Deficit) will be payable under this Clause 7.

8.	ESCROW ACCOUNT – ESTABLISHMENT AND GENERAL PROVISIONS

(a)	The Guarantor may establish the Escrow Account at any time, if not already established.

(b)	The Guarantor shall establish the Escrow Account, if not already established, on or before the earlier of:

(i)	the date on which a payment into the Escrow Account is first required pursuant to Clause 9.1 following a Covenant Breach; and

(ii)	the day prior to any Change of Control necessitating a payment into the Escrow Account pursuant to Clause 9.1.

(c)	The Trustee may establish the Escrow Account, if not already established, at any time:

(i)	the Guarantor has failed, or in the opinion of the Trustee, acting reasonably, appears likely to fail to establish the Escrow Account at a time it is required to do so pursuant to Clause 8(b); or

(ii)	when it has reason to anticipate the occurrence of an Event of Default or an Acceleration Escrow Payment Event.

Amended and Restated Deed of Guarantee	19

(d)	The Trustee shall establish the Escrow Account, if not already established, as soon as reasonably practicable following the occurrence of an Event of Default or an Acceleration Escrow Payment Event.

(e)	If the Guarantor or the Trustee is proposing to establish the Escrow Account in accordance with this Clause 8, it shall notify the Trustee or the Guarantor, as applicable, accordingly giving details of the proposed escrow agent and financial institution and a copy of the proposed escrow agreement. The Trustee or the Guarantor, as applicable, shall promptly give the party establishing the Escrow Account such assistance as it may reasonably require in connection with its establishment. The party establishing the Escrow Account shall notify the Trustee of the Guarantor, as applicable, promptly after it has been established.

(f)	Once the Escrow Account has been established, it shall be maintained unless and until:

(i)	the Guarantor and the Trustee agree to its discontinuance;

(ii)	the escrow agent or the financial institution terminates the Escrow Account;

(iii)	the financial institution ceases to have an Agreed Escrow Rating or becomes subject to an Insolvency Event; or

(iv)	the escrow agent ceases to have an Agreed Escrow Rating, commits a material breach of the escrow agreement or becomes subject to an Insolvency Event,

in which case unless the Guarantor and the Trustee agree otherwise an alternative Escrow Account shall be established on a basis agreed between the Guarantor and the Trustee or (failing such agreement within 10 Business Days of either of those parties seeking the agreement of the other) by the Trustee, with any monies in the existing Escrow Account being promptly transferred into the alternative Escrow Account once established.

(g)	The costs of the establishment and maintenance of the Escrow Account shall be borne by the Guarantor.

(h)	In relation to any payment to be made out of the Escrow Account in accordance with the terms of this Deed, each of the Guarantor and the Trustee undertakes to the other promptly upon the other’s request to join in giving appropriate instructions to the escrow agent for that payment to be made.

Amended and Restated Deed of Guarantee	20

9.	PAYMENTS INTO THE ESCROW ACCOUNT

(a)	Subject to Clauses 9(b)(ii) and (iv), the Guarantor shall in connection with the occurrence of any Escrow Event pay into the Escrow Account on or before the date specified in Clause 9(b) an amount equal to:

(i)	the Estimated Insurance Buy-Out Deficit (or in the case of a Covenant Breach, the Covenant Escrow Amount) ; less

(ii)	the balance, if any, standing to the credit of the Escrow Account,

in each case as at the Relevant Time.

(b)	In respect of:

(i)	an Event of Default, the “Relevant Time” shall be the date of the Event of Default and the payment pursuant to Clause 9(a) shall be payable on that date;

(ii)	a Covenant Breach, the “Relevant Time” shall be the date on which the Covenant Breach first occurs and the payment pursuant to Clause 9(a) shall be payable 60 Business Days after that date, provided that if a Covenant Breach Remedy Event occurs within 60 Business Days of the Covenant Breach occurring, no amount shall be payable into the Escrow Account in connection with that Covenant Breach under Clause 9(a) unless and until there is a further Covenant Breach (including, if relevant a repeat of the first Covenant Breach) within twelve months of the initial Covenant Breach occurring, in which case the Guarantor shall make the payment under Clause 9(a) (for the avoidance of doubt, with the Relevant Time remaining the date on which the initial Covenant Breach occurred) within 10 Business Days (or, if later, within 60 Business Days of the date on which the initial Covenant Breach occurred);

(iii)	an Acceleration Escrow Payment Event, the “Relevant Time” shall be the date of the Acceleration Escrow Payment Event and the payment pursuant to Clause 9(a) shall be payable on the date five Business Days after that; and

(iv)	a Change of Control, the “Relevant Time” shall be the day prior to the Change of Control and the payment pursuant to Clause 9(a) shall be payable on the date of the Change of Control, provided that no amount shall be payable pursuant to Clause 9(a) in connection with a Permitted Change of Control.

(c)	If the Sponsor or Guarantor reasonably believes that the payment directly into the Scheme of any contributions otherwise due and payable is likely to result in the Scheme winding up with a surplus within the next 12 months in circumstances after all benefits are secured in full and all costs and expenses associated with winding-up met from the Scheme’s assets, they may notify the Trustee accordingly and, unless the Trustee challenges such notification (in which event the matter will be referred for arbitration in accordance with the procedure set out in Clause 15(c)(v)) such contributions will then instead be paid into the Escrow Account.

Amended and Restated Deed of Guarantee	21

10.	TRUE-UPS

(a)	As soon as reasonably practicable following the date on which an Escrow Event occurs, the Trustee will instruct the Scheme Actuary to calculate the Insurance Buy-out Deficit as at the Relevant Time.

(b)	Clause 11(a) provides for what is to happen upon the Scheme Actuary issuing its calculation following an Event of Default. In relation to the Scheme Actuary issuing its calculation following one of the other Escrow Events:

(i)	where the Insurance Buy-out Deficit is greater than the Estimated Insurance Buy-out Deficit as at the Relevant Time, the Guarantor shall within 10 Business Days of the Scheme Actuary issuing its calculation make a payment into the Escrow Account equal to the difference; and

(ii)	where the Insurance Buy-out Deficit is less than the Estimated Insurance Buy-out Deficit as at the Relevant Time, subject to Clause 10(d) the difference shall be paid to the Guarantor out of the Escrow Account within 10 Business Days of the Scheme Actuary issuing its calculation.

(c)	For so long as there is a credit balance on the Escrow Account as a result of a Covenant Breach or Change of Control having occurred, the Trustee will instruct the Scheme Actuary to calculate the Insurance Buy-out Deficit as at each anniversary of the date on which the relevant (or if applicable, the first relevant) Escrow Event occurred (or such other date as the Trustee and the Guarantor may agree to be administratively practicable) of what would, on that anniversary (or other agreed date), be the Insurance Buy-Out Deficit. In the event that the credit balance on the Escrow Account is more than the Insurance Buy-Out Deficit or Covenant Escrow Amount (as applicable), subject to Clause 10(d) the balance shall be paid to the Guarantor within 10 Business Days of the Scheme Actuary issuing its calculation. In the event that the credit balance on the Escrow Account is less than the Insurance Buy-Out Deficit or Covenant Escrow Amount (as applicable), the Guarantor shall make a payment into the Escrow Account equal to the shortfall within 10 Business Days of the Scheme Actuary issuing its calculation.

(d)	No payment shall be made to the Guarantor pursuant to Clause 10(b) or (c) if at the time the Scheme Actuary issues the relevant calculation it has been instructed pursuant to Clause 10(b) or (c) to calculate the Insurance Buy-out Deficit as at a later date than that to which the relevant calculation relates or an Escrow Event or anniversary has occurred which will result in its being so instructed.

Amended and Restated Deed of Guarantee	22

11.	PAYMENTS OUT OF THE ESCROW ACCOUNT

(a)	Event of Default – payments upon certification of Insurance Buy-Out Deficit

When the Scheme Actuary issues its certificate of the amount of the Insurance Buy-Out Deficit as at the Relevant Time in connection with an Event of Default as referred to in Clause 10(a):

(i)	if the Insurance Buy-out Deficit is greater than the Estimated Insurance Buy-out Deficit as at the Relevant Time, the Guarantor shall immediately upon the Scheme Actuary issuing its calculation make a payment into the Escrow Account equal to the difference;

(ii)	immediately upon the Scheme Actuary issuing its calculation, the lesser of:

(A)	the Insurance Buy-Out Deficit as at the Relevant Time reduced by the amount (if any) paid by the Sponsor to the Trustee in connection with the Event of Default since that Relevant Time; and

(B)	the credit balance on the Escrow Account, taking into account any amount payable by the Guarantor pursuant to Clause 11(a)(i),

shall be paid from the Escrow Account to the Scheme; and

(iii)	the credit balance (if any) on the Escrow Account shall be paid from the Escrow Account to the Guarantor.

(b)	Covenant Breach – payments upon Covenant Breach Remedy Event

This Clause 11(b) shall apply if there has been a Covenant Breach Remedy Event at any time after a payment has been made into the Escrow Account in connection with a Covenant Breach.

If and so long as it applies, the amount paid in to the Escrow Account in connection with the Covenant Breach shall be repaid to the Guarantor from the Escrow Account as to 50% on the date six months after the Covenant Breach Remedy Event and as to the balance on the date 12 months after the Covenant Breach Remedy Event, subject in each case to there being a sufficient credit balance on the Escrow Account and provided that:

(i)	no payment shall be made under this Clause 11(b) if at the time it would otherwise be made an Event of Default or Acceleration Escrow Payment Event has occurred and is continuing or if a Change of Control (other than a Permitted Change of Control) has occurred and has not within two months become a Permitted Change of Control (e.g., by virtue of a credit rating being “confirmed” after the completion of the Change of Control transaction); and

Amended and Restated Deed of Guarantee	23

(ii)	if there is a Covenant Breach again before, or within twelve months after, the balance has been paid to the Guarantor, the Guarantor shall within 10 Business Days make a payment into the Escrow Account to ensure that the amount held in the Escrow Account is equal to the Covenant Escrow Amount at the date on which the original Covenant Breach first occurred.

(c)	Acceleration Escrow Payment Event – payments upon Acceleration Escrow Release Event

This Clause 11(c) shall apply if an Acceleration Escrow Release Event occurs within six months of the date on which an Acceleration Escrow Payment Event occurs.

If and so long as it applies, the amount paid in to the Escrow Account in connection with the Acceleration Escrow Payment Event shall be repaid to the Guarantor from the Escrow Account as to 50% on the date six months after the Acceleration Escrow Payment Event occurs (the “six month anniversary”) and as to the balance on the date 12 months after the Acceleration Escrow Payment Event, subject in each case to there being a sufficient credit balance on the Escrow Account and provided that:

(i)	no payment shall be made under this Clause 11(c) if at the time it would otherwise be made an Event of Default or Covenant Breach has occurred and is continuing, or if a Change of Control (other than a Permitted Change of Control) has occurred and has not within two months become a Permitted Change of Control (e.g., by virtue of a credit rating being “confirmed” after the completion of the Change of Control transaction); and

(ii)	if a Covenant Breach occurs after the six month anniversary but before, or within twelve months after, the balance has been paid to the Guarantor, the Guarantor shall within 10 Business Days make a payment into the Escrow Account equal to the total amount returned to it and Clause 11(d) shall then apply.

(d)	Acceleration Escrow Payment Event – payments into the Scheme

This Clause 11(d) shall apply if an Acceleration Escrow Release Event does not occur prior to the six month anniversary or in the circumstances set out in Clause 11(c)(ii).

If it applies:

(i)	the lesser of:

(A)	the Insurance Buy-Out Deficit as at the Relevant Time reduced by the amount (if any) paid by the Sponsor to the Trustee in connection with the Acceleration Escrow Payment Event since that Relevant Time; and

Amended and Restated Deed of Guarantee	24

(B)	the credit balance on the Escrow Account, if applicable taking into account any payment which becomes due from the Guarantor pursuant to Clause 10(b)(i) upon the Scheme Actuary confirming the Insurance Buy-out Deficit as at the date on which the Acceleration Escrow Payment Event occurred, shall be paid from the Escrow Account to the Scheme immediately following the six month anniversary (if an Acceleration Escrow Release Event does not occur by that date) or immediately following the occurrence of the circumstances set out in Clause 11(c)(ii) (or in either case if later the date on which the Scheme Actuary confirms the Insurance Buy-out Deficit as at the date on which the Acceleration Escrow Payment Event occurred); and

(ii)	the credit balance (if any) on the Escrow Account shall then be paid from the Escrow Account to the Guarantor.

(e)	Change of Control Escrow Payment Event – payments upon the Change of Control becoming a Permitted Change of Control

This Clause 11(e) shall apply if a Change of Control which was not a Permitted Change of Control at the time of the Change of Control transaction within two months following the date of the Change of Control becomes a Permitted Change of Control (e.g., by virtue of a credit rating being “confirmed” after the completion of the Change of Control transaction).

If and so long as it applies, the amount paid in to the Escrow Account in connection with the Change of Control shall be repaid to the Guarantor from the Escrow Account promptly after it is determined that such Change in Control was or has become a Permitted Change of Control, subject to there being a sufficient credit balance on the Escrow Account and provided that no payment shall be made under this Clause 11(e) if at the time it would otherwise be made an Event of Default, Acceleration Escrow Payment Event or Covenant Breach has occurred and is continuing.

12.	REPLACEMENT OF GUARANTEE AND ESCROW ACCOUNT ARRANGEMENTS

(a)	If at any time:

(i)	a Matching Replacement Obligation is provided to the Trustee by an Acceptable Replacement Entity; and

(ii)	the Appropriate Replacement Conditions are satisfied,

then the Trustee shall at the request of the Guarantor:

(iii)	release the Guarantor from its obligations under this Deed; and

(iv)	if there are monies in the Escrow Account, join with the Guarantor in instructing the escrow agent to return those monies to the Guarantor or as it may direct.

Amended and Restated Deed of Guarantee	25

(b)	In this Clause 12:

“Acceptable Replacement Entity” means a corporate entity (or other entity acceptable to the Trustee):

(i)	which is not a Subsidiary of the Guarantor or a Subsidiary of, or under the Control of, an entity which, following a Change of Control, alone or together with a “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of other entities has Control of the Guarantor;

(ii)	which at the date on which the Trustee releases the Guarantor from its obligations under this Deed pursuant to Clause 12(a) has at least one of the following:

(A)	a confirmed long term unsecured senior debt credit rating of higher than Caa1 from Moody’s (or, if it does not have a rating of its long term unsecured senior debt from Moody’s, a confirmed corporate rating of higher than B2 from Moody’s);

(B)	a confirmed long term unsecured senior debt credit rating higher than CCC+ from Standard & Poor’s (or, if it does not have a rating of its long term unsecured senior debt from Standard & Poor’s, a confirmed corporate rating of higher than B from Standard & Poor’s); or

(C)	a confirmed long term unsecured senior debt credit rating higher than CCC+ from Fitch (or, if it does not have a rating of its long term unsecured senior debt from Fitch, a confirmed corporate rating of higher than B from Fitch); and (iii)which would have satisfied the condition in Clause 12(b)(ii) (ignoring for this purpose the word “confirmed” in each of Clause 12(b)(ii)(A), (B) and (C)) at all times during the 12 months immediately preceding the date on which the Matching Replacement Obligation is completed, and for these purposes a credit rating or corporate rating is a “confirmed” rating if:

(i)	the relevant rating agency has confirmed in writing to the Trustee, in terms acceptable to the Trustee, that the relevant rating will not be affected by the relevant entity entering into the Replacement Documents and becoming bound by the obligations on its part in the Replacement Documents and the release and return referred to in Clause 12(a)(iii) and (iv);

(ii)	the relevant rating agency, with knowledge of the actual or impending release and return referred to in Clause 12(a)(iii) and (iv), has confirmed or updated the relevant rating after the relevant entity has to the relevant rating agency’s knowledge entered into the Replacement Documents and become bound by the obligations on its part in the Replacement Documents; or

Amended and Restated Deed of Guarantee	26

(iii)	the Trustee receives an opinion from a financial adviser acceptable to it, and which has knowledge of the actual or impending release and return referred to in Clause 12(a)(iii) and (iv), that the entry by the relevant entity into the Replacement Documents and its becoming bound by the obligations should not affect the relevant rating.

“Appropriate Replacement Conditions” means the provision to the Trustee of each of the following in form and substance satisfactory to the Trustee, acting reasonably:

(i)	Replacement Documents executed and (subject only to execution by the Trustee) delivered by each party apart from the Trustee;

(ii)	capacity and validity legal opinions satisfactory to the Trustee confirming that the Replacement Documents constitute legal, valid, binding and enforceable obligations on the part of the Acceptable Replacement Entity and containing such other opinions as the Trustee, acting reasonably, may request in connection with the Replacement Documents and the Acceptable Replacement Entity;

(iii)	the confirmation in writing from a rating agency referred to in the definition of “Acceptable Replacement Entity”; and

(iv)	such other agreements, corporate resolutions, search results and other documentation as the Trustee may reasonably request.

“Matching Replacement Obligation” means any of the following:

(i)	the assumption by accession or operation of law of the Guarantor’s obligations under this Deed;

(ii)	the entry into of a deed in substantially identical terms to this Deed including adherence to such deed of the Subsidiary Guarantors; or

(iii)	the entry into of a corporate guarantee, surety bond, letter of credit, bank guarantee or other similar instrument considered by Trustee, acting reasonably, to provide it with protection in commercial terms substantially identical to that provided by this Deed, including in particular:

(A)	obligations to make payments to the Scheme at the same times and in the same amounts as provided under this Deed; and

(B)	obligations to:

(1)	put money into an account satisfying the conditions set out in the definition of “Escrow Account”;

(2)	provide equivalent security; or

(3)	make payments into the Scheme,

in the case of (A), (B) and (C) at the same time and in the same amounts as provided under Clauses 8 to 11 of this Deed.

Amended and Restated Deed of Guarantee	27

“Replacement Documents” means the documents entered into in order to effect, and otherwise in connection with, the Matching Replacement Obligation.

13.	GUARANTEE

(a)	The Guarantor hereby unconditionally and irrevocably:

(i)	guarantees to the Trustee punctual payment by the Sponsor and the IMPS Employers of the Guaranteed Liabilities;

(ii)	undertakes to the Trustee that whenever the Sponsor and/or any of the IMPS Employers does not pay any amount when due and payable in respect of a Guaranteed Liability it shall pay such amount in accordance with the terms of Clause 14 (Recourse) as if it were the principal obligor;

(iii)	undertakes to the Trustee to procure that each Subsidiary which is from time to time a Subsidiary Guarantor will at the later of 15 March 2018 or the date on which it first becomes a Subsidiary Guarantor, enter into an Accession Letter in substantially the form set out in Schedule 5 to this Deed and so guarantee to the Trustee the obligations of the Guarantor under this Deed until the Fall Away Date;

(iv)	undertakes with the Trustee that if any payment obligation guaranteed by it under this Deed is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Trustee in accordance with the terms of Clause 14 (Recourse) against any cost, loss or liability which the Trustee or the Scheme incur as a result of the Sponsor and/or any of the IMPS Employers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Sponsor and/or any of the IMPS Employers to the Scheme or the Trustee.

(b)	The Guarantor shall ensure that its payment obligations under this Deed and those of the Subsidiary Guarantors will rank at least pari passu with the claims of all its other direct unsecured and unsubordinated creditors including (for the avoidance of doubt) the Senior Unsecured Noteholders, except for obligations mandatorily preferred or privileged by law.

14.	RECOURSE

(a)	Before making a demand for payment from the Guarantor under this Deed other than in relation to any payment due under Clauses 8 to 12, the Trustee shall first make a demand for the relevant amount against the Sponsor and/or any relevant IMPS Employer and shall simultaneously notify the Guarantor that it has made such a demand.

Amended and Restated Deed of Guarantee	28

(b)	Subject to Clause 14(c), if the Sponsor and the IMPS Employers do not pay the amount so demanded by the Trustee within 10 Business Days of the date of the relevant demand, the Trustee may make written demand of the Guarantor for such unpaid amounts under this Deed and shall simultaneously notify each of the Subsidiary Guarantors that it has made such a demand of the Guarantor. The Guarantor shall pay any unpaid amounts so demanded by the Trustee under this Deed within 10 Business Days of such demand if still unpaid on such date.

(c)	Where, and to the extent only that, a payment due from the Sponsor or any of the IMPS Employers (other than a payment set out in the Schedule of Contributions to the extent it is expressed in a Sterling amount and not as a percentage) has been validly disputed in good faith, no amounts shall be payable under Clause 13 (Guarantee) in respect of that payment obligation until the payment obligation has been confirmed by the payer or a court of first instance.

(d)	Before making a demand for payment from any Subsidiary Guarantor under this Deed, the Trustee shall first make a demand for the relevant amount against the Sponsor and/or any relevant IMPS Employer in accordance with Clause 14(a) and subsequently against the Guarantor in accordance with Clause 14(b). Subject to Clause 14(c), if the Guarantor does not pay the relevant amount so demanded by the Trustee within 10 Business Days of the date of such demand, the Trustee may make written demand for that unpaid amount from any or all of the Subsidiary Guarantors, and those Subsidiary Guarantors who receive such a demand shall make payment to the Trustee within 10 Business Days of such demand of that unpaid amount if still unpaid on such date. In no circumstances will the total amount recovered from the Subsidiary Guarantors under this Clause 14(c) exceed the relevant amount originally demanded of the Guarantor. No amount may be recovered from any Subsidiary Guarantor under this Clause 14 in so far as it relates to an amount which was due for payment before the date of this Deed.

15.	TERMINATION OF THIS DEED

(a)	The occurrence of the Termination Date shall not affect the liability of the Guarantor under this Deed in respect of any Guaranteed Liabilities that fall due for payment on or prior to the Termination Date.

(b)	This Deed shall terminate if the Scheme is wound up and all liabilities in relation to the Scheme (ignoring any reduction to benefits that may otherwise arise due to an insufficiency of resources) are fully secured to the satisfaction of the Trustee, acting reasonably. In such event, any surplus funds then remaining in the Scheme or in the Escrow Account shall be promptly returned to the Guarantor.

Amended and Restated Deed of Guarantee	29

(c)	This Deed shall terminate (unless the Guarantor elects otherwise in writing) if the Trustee implements an investment strategy that is not consistent with the Agreed Investment Strategy, the Trustee adopts assumptions for an Actuarial Valuation which are not the Agreed Assumptions, or the Trustee adopts transfer or commutation factors that, if this Deed had not been entered into, would be outside of the reasonable range which the Trustee could properly adopt in relation to the Scheme (assuming no concerns about the ability of the Sponsor and IMPS Employers to support the Scheme on an ongoing basis) (a “Material Change”) and (subject to (v) below) the Guarantor informs the Trustee in writing that termination will occur as a result of that Material Change except:

(i)	Where a Credit Rating Condition Failure Event occurs the Trustee may, subject to having consulted with the Guarantor in good faith, change the investment strategy to de-risk to a target return of gilts plus 0.5% or, where a Credit Rating Downgrade Event occurs, the Trustee may (subject to any consultation required under the Pensions Act 1995) change the investment strategy as they see fit; provided that (A) if a Credit Rating Condition Satisfaction Event occurs, it will be a Material Change if the Guarantor so notifies the Trustee and the Trustee does not adjust the investment strategy to be consistent with the Agreed Investment Strategy within 90 days or such other period as the Trustee and the Guarantor shall agree, and (B) if the Credit Rating Downgrade Event has been reversed it will be a Material Change if the Guarantor so notifies the Trustee and the Trustee does not adjust the investment strategy to be consistent with the Agreed Investment Strategy within 90 days or such other period as the Trustee and the Guarantor shall agree;

(ii)	Where an investment adviser appointed by the Trustee under section 47 of the Pensions Act 1995 (the “Trustee’s Investment Adviser”) advises the Trustee in writing (copied to the Guarantor) that a change to the investment strategy is expected to result in the same (or increased) expected long-term return with the same (or less) level of overall risk as compared with the then current investment strategy, it shall not be a Material Change;

(iii)	It shall not be a Material Change if the Trustee reverses the Material Change within 90 days of the later of the Guarantor informing them in writing that termination will occur as a result of it and the resolution of any dispute about whether there has been a Material Change in accordance with (v) below;

(iv)	It shall not be a Material Change if the Trustee has made a change to the investment target return in accordance with the Agreed Investment Strategy and the following conditions are met:

(A)	prior to the change, the Trustee’s Investment Adviser advises the Trustee in writing (copied to the Guarantor) that the investment target return in accordance with the Agreed Investment Strategy is no longer capable of being achieved on the basis of the current strategic allocation;

Amended and Restated Deed of Guarantee	30

(B)	prior to the change, the Trustee has requested the Trustee’s Investment Adviser to advise in writing (copied to the Guarantor) on whether there is any change in the current strategic allocation which could be made without materially increasing the overall level of risk in order to reduce so far as possible the extent to which the Trustee’s Investment Adviser advises that the investment target return in accordance with the Agreed Investment Strategy needs to be changed;

(C)	prior to the change, the Trustee has made any change that is advised by the Trustee’s Investment Adviser further to the request referred to in sub-Clause (B) above;

(D)	the change is not more than the minimum change necessary to align the investment target return in accordance with the Agreed Investment Strategy with the investment target return that the Trustee’s Investment Adviser has advised is achievable (taking into account any change that is advised by the Trustee’s Investment Adviser further to the request referred to in sub-Clause (B) above); and

(E)	the Guarantor has consented to the change, such consent not to be unreasonably withheld or delayed.

(v)	In the event that the Trustee disputes whether there has been a Material Change (e.g. due to a dispute over the interpretation of the Agreed Investment Strategy or the Agreed Assumptions or over the reasonableness of transfer or commutation factors), such dispute shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration and the following provisions shall apply:

(A)	The tribunal shall consist of a sole arbitrator;

(B)	The seat of arbitration shall be London, England

(C)	The language of the arbitration shall be English.

16.	DEFICIT ESTIMATION

(a)	The Guarantor and the Trustee shall procure that the ALS is maintained in respect of the Scheme in accordance with the Configuration Document. Both the Trustee and the Guarantor shall have unrestricted access to the ALS for purposes of accessing the Estimated Funding Position and the Estimated Insurance Buy-Out Deficit as at any given date.

Amended and Restated Deed of Guarantee	31

(b)	The Guarantor and the Trustee shall procure that no changes (whether by replacement, modification or addition) are made to the information in the Configuration Document without the prior written consent of both the Guarantor and the Trustee and neither the Guarantor nor the Trustee shall take steps (directly or indirectly) to prevent the other party from accessing ALS. In the event of a breach of this Clause by the Trustee which has been notified to the Trustee by the Guarantor but not remedied, the Estimated Relevant Funding Position at any given time (when looked at following the breach) shall be as determined by the Guarantor based on the terms of the Configuration Document as it stood prior to such amendment in contravention of this Clause.

(c)	In respect of an Estimated Relevant Funding Position, the Guarantor may (acting reasonably) give the Trustee, and the Trustee may (acting reasonably) give the Guarantor notice in writing (the “Error Notice”) that there is either a Manifest Error or an ALS Failure, in each case, specifying reasonable details of the same, including what they believe (acting reasonably) to be the Replacement Estimated Relevant Funding Position. To be a valid notice under this Clause 16(c), such notice must be sent within 5 Business Days following the day on which the Guarantor became aware, or should reasonably be expected to have become aware, of such Manifest Error or ALS Failure.

Where the recipient of the Error Notice disputes the existence of the Manifest Error, or the ALS Failure, or disputes whether the Replacement Estimated Relevant Funding Position is itself subject to a Manifest Error, or both, they shall, within 5 Business Days of their receipt of the Error Notice, notify the other party (being the Guarantor or the Trustee) in writing (the “Error Dispute Notice”). In the event that the parties are unable to agree the

Replacement Estimated Relevant Funding Position, that dispute will be resolved by arbitration in accordance with the terms set out in Clause 15(c)(v) and the amount so determined shall be the Replacement Estimated Relevant Funding Position.

(d)	Where the Guarantor is required to hold funds in escrow in accordance with Clauses 9, 10 or 11 and an Error Notice is issued, on and from the date on which the Error Notice is received by the other party until the date on which the Replacement Estimated Relevant Funding Position is agreed or otherwise determined in accordance with Clause 16(c), the Estimated Relevant Funding Position for the purpose of Clauses 9, 10 or 11 shall be the most recent (determined by reference to their “as at” dates) Estimated Relevant Funding Position available on or from ALS prior to the challenged Estimated Relevant Funding Position.

(e)	The Guarantor and the Trustee may (in their absolute discretion), from time to time, agree to use a different technology and software to the ALS (the “Alternative Tracker”). The Guarantor and the Trustee shall use all reasonable endeavours to so agree in the event that the ALS no longer exists in the form described in this Deed.

Amended and Restated Deed of Guarantee	32

(f)	The Guarantor and the Trustee shall, unless they agree otherwise in writing (in their absolute discretion), procure that any Alternative Tracker which replaces the ALS under this Clause 16 is configured as closely as practicable to the configuration of the ALS (as set out in the Configuration Document). In the event that the Guarantor and the Trustee are unable to reach agreement as to whether a proposed Alternative Tracker satisfies this Clause 15, or otherwise which Alternative Tracker to use, that dispute will be resolved by arbitration in accordance with the terms set out in Clause 15(c)(v).

In the event that the ALS is replaced under this Clause 16(f) with an Alternative Tracker, this Deed shall apply as if all references in this Deed to “the ALS” were instead references to the Alternative Tracker which replaced it.

17.	CONTINUING GUARANTEE

Subject to Clause 15, the guarantee set out in this Deed is a continuing guarantee and will extend to the ultimate balance of sums payable by it in respect of the Guaranteed Liabilities, regardless of any intermediate payment or discharge in whole or in part.

18.	REINSTATEMENT

If any discharge, release or arrangement (whether in respect of the obligations of the Sponsor and/or any IMPS Employers or any security for those obligations or otherwise) is made by the Trustee in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.	LIABILITY/WAIVER OF DEFENCES

The obligations of the Guarantor under this Deed will not be affected by any act, omission, matter or thing which, but for this Clause 19 would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Trustee) including:

(i)	any time, waiver or consent granted to, or composition with the Sponsor and/or any of the IMPS Employers and/or any other person;

(ii)	any amendment, novation, supplement, renewal, release, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Schedule of Contributions or the Trust Deed and Rules or any other document or security;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of the Sponsor and/or any of the IMPS Employers and/or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

Amended and Restated Deed of Guarantee	33

(iv)	any discharge or release of the Sponsor and/or any of the IMPS Employers or any other person under the terms of any composition or arrangement;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status relating to the Sponsor and/or any of the IMPS Employers and/or any other person;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under the Schedule of Contributions or the Trust Deed and Rules or any other document; or

(vii)	any bankruptcy or insolvency or similar proceedings.

20.	APPROPRIATIONS

Until the Guaranteed Liabilities have been irrevocably paid in full, the Trustee (or any trustee or agent on its behalf) may:

(i)	refrain from applying or enforcing any other moneys, security or rights held or received by the Trustee (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as they see fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account (bearing interest at a commercial rate) any moneys received from the Guarantor or on account of the Guarantor’s liability under this Deed, unless and until such amounts are sufficient in aggregate to discharge the Guaranteed Liabilities in full.

21.	DEFERRAL OF THE GUARANTOR’S RIGHTS

Until the Guaranteed Liabilities have been irrevocably paid and satisfied in full and unless the Trustee otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising under this Deed:

(i)	to be indemnified by the Sponsor and/or any of the IMPS Employers;

(ii)	to claim any contribution from any other guarantor of the Sponsor’s and/or any of the IMPS Employers’ obligations or liabilities to make payments to the Scheme;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Trustee or the Scheme in respect of the Sponsor’s and/or any of the IMPS Employers’ obligations or liabilities to make payments to the Trustee or the Scheme, or under or pursuant to any other guarantee or security taken in connection with such obligations or liabilities of the Sponsor and/or any of the IMPS Employers by the Trustee;

Amended and Restated Deed of Guarantee	34

(iv)	to bring legal or other proceedings for an order requiring the Sponsor and/or any of the IMPS Employers to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Deed;

(v)	to exercise any right of set-off against the Sponsor and/or any of the IMPS Employers; and/or

(vi)	to claim or prove as a creditor of the Sponsor and/or any of the IMPS Employers in competition with the Trustee or the Scheme.

The Guarantor must hold in trust for and immediately pay or transfer to the Trustee any payment or distribution or benefit of security received by it contrary to this Clause 21 or in accordance with any directions given by the Trustee under this Clause 21.

22.	ADDITIONAL SECURITY

(a)	Provision of Total Security

(i)	With effect from 15 March 2018 the Guarantor will provide, or will procure, the provision of Total Security from time to time equal to the lesser of £85,000,000 and the Estimated Insurance Buy-Out Deficit as at the previous 5 April, with the Guarantor and the Trustee having agreed that initially, Total Security will be in the form of a surety bond.

(ii)	Any change to Total Security shall be implemented within 20 Business Days (or such other period, in connection with an instrument comprising Total Security, as the Trustee and the Guarantor may otherwise agree) immediately after any 5 April, save that in the event of the Guarantor or the Trustee giving the other an Error Notice in accordance with Clause 16(c), no change to Total Security shall be made until the Replacement Estimated Funding Position has been determined in accordance with that Clause, and any change to Total Security shall be implemented within 20 Business Days (or such other period, in connection with an instrument comprising Total Security, as the Trustee and the Guarantor may otherwise agree) of such determination.

(b)	Form of Total Security

(i)	Each instrument forming part of the Total Security must be in terms that are satisfactory to the Trustee, acting reasonably, taking into account the events on which such instruments pay to the Trustee and the creditworthiness of any counterpart and in considering whether the Trustee is acting reasonably, the Trustee may have regard to the extent to which the terms of any such instrument have materially the same effect in relation to the insolvency of the Guarantor as the applicable Pension Protection Fund contingent asset would have if the Guarantor were an employer in relation to the Scheme;

Amended and Restated Deed of Guarantee	35

(ii)	Each instrument that is a surety bond shall be provided to the Trustee (with the Trustee as the beneficiary);

(ii)	Each instrument that is a letter of credit shall be provided to the Trustee (with the Trustee as the beneficiary); and

(iii)	Each instrument that is an escrow account shall be in terms consistent with the requirements of an Escrow Account under this Deed.

(c)	Relationship to other security

This Deed is in addition to and is not in any way prejudiced by any guarantee or security subsequently held by the Trustee or the Scheme after the date of this Deed.

23.	PROVISION OF INFORMATION

(a)	Covenant Breach

From the date of this Deed, the Guarantor undertakes to the Trustee that it will immediately notify the Trustee of any Covenant Breach as soon as it becomes aware of it, and in the event that the Guarantor at any time wishes to ask the Trustee to agree in writing that, to the reasonable satisfaction of the Trustee, there is no continuing Covenant Breach, the Guarantor will provide such information as the Trustee reasonably requires to consider such request, such agreement not to unreasonably withheld or delayed.

(b)	Provision of financial information

The Guarantor and the Sponsor each undertake to the Trustee that it shall provide the Financial Information at the times specified in Schedule 4. The contents of Schedule 4 may be amended by written agreement between the Guarantor, the Sponsor and the Trustee.

(c)	Consultation

The Guarantor undertakes to consult with the Trustee in good faith and in a timely manner in respect of any proposal to make material changes to the debt structure of the Guarantor (including the proportions of secured and unsecured debt) in place as at the date of this Deed.

24.	PAYMENTS

All payments made pursuant to this Deed shall be made in Sterling in immediately available funds without any set-off or counterclaim to the Trustee’s account at such office or bank as it may notify the Guarantor from time to time by no less than 5 Business Days’ prior notice. If a payment under this Deed is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

Amended and Restated Deed of Guarantee	36

25.	TAXES

(a)	Tax gross-up:

(i)	The Guarantor must make all payments to the Trustee or into the Escrow Account under this Deed without any Tax Deduction, unless a Tax Deduction is required by law.

(ii)	If the Guarantor is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Trustee. Similarly, the Trustee shall notify the Guarantor on becoming so aware in respect of a payment payable by the Guarantor to the Trustee or into the Escrow Account.

(iii)	If a Tax Deduction is required by law to be made by the Guarantor from any payment made to the Trustee or into the Escrow Account, the amount of the payment due from the Guarantor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required provided that the Guarantor shall not be required to make an increased payment under this Clause 25(a)(iii) in respect of a Tax Deduction to the extent that the Tax Deduction in question has already been taken into account (outside the operation of this Clause) in calculating the amount of the payment due.

(iv)	If the Guarantor is required to make a Tax Deduction, the Guarantor must make the appropriate Tax Deduction and must make any payment required in connection with that Tax Deduction to the relevant Tax authority within the time allowed by law.

(v)	Within 60 days of making a payment required in connection with a Tax Deduction, the Guarantor must deliver to the Trustee evidence satisfactory to it (acting reasonably) that the appropriate payment has been paid to the relevant Tax authority.

(vi)	If the Guarantor makes a Tax Payment and the Trustee determines (or is informed) that it is or may be entitled to obtain a Tax Credit which is attributable to that Tax Payment or to an increased payment of which that Tax Payment forms part, the Trustee shall use all reasonable endeavours to obtain such Tax Credit and, in any event if the Trustee does obtain and utilise a Tax Credit, the Trustee shall pay to the Guarantor an amount which the Trustee determines (acting reasonably) will leave the Trustee (after the payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor.

(vii)	Notwithstanding anything contained in this Clause 25(a), the net amounts received by the Trustee under this Deed (including any Tax Payments) shall not exceed the net amounts that would have been received by the Trustee had such payments been made directly by the Sponsor and/or any of the IMPS Employers.

Amended and Restated Deed of Guarantee	37

(viii)	In the event that the Guarantor is required by law to make a Tax Deduction from any payment made to the Trustee or into the Escrow Account under this Deed, the Trustee shall co-operate with the Guarantor in completing any procedural formalities or other steps necessary for the Guarantor to obtain authorisation, or to otherwise enable the Guarantor, to make the relevant payment(s) without a Tax Deduction.

(b)	Value added taxes:

Any amount payable under this Deed by the Guarantor which constitutes the consideration for any supply for value added tax purposes is exclusive of any value added tax or any other Tax of a similar nature which is chargeable in connection with that amount. If any such Tax is chargeable and the Trustee is required to account to the relevant Tax authority for that Tax, the Guarantor must pay to the Trustee (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax subject to the Trustee providing the Guarantor with a valid VAT invoice in respect of the supply.

(c)	Stamp taxes:

The Guarantor shall pay and, within 15 Business Days of demand, indemnify the Trustee against any cost, loss or liability that the Trustee incur in relation to all stamp duty, registration and other similar taxes payable in respect of this Deed.

26.	CURRENCY INDEMNITY

(a)	The Guarantor must, as an independent obligation, indemnify the Trustee against any loss or liability which the Trustee incurs as a consequence of the Trustee or the Escrow Account receiving an amount under this Deed in a currency other than Sterling.

(b)	The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency other than Sterling.

27.	ASSIGNMENT

None of the parties to this Deed shall assign or transfer in any way its rights, interests or obligations under this Deed, in whole or in part, without the prior written consent of the other parties, provided that the Trustee may transfer its rights under this Deed to any successor trustee or trustees of the Scheme or to the Pension Protection Fund as a result of the operation of Section 161 of and Schedule 6 to the Pensions Act 2004; and provided further that nothing in this Clause 27 shall derogate from Clause 12.

28.	NOTICES

All notices and other communications relating to this Deed must be in English and in writing, shall be sent by facsimile, hand delivery or overnight courier service and must be addressed or directed to the relevant address or number specified below, subject to such amendments as may be notified from time to time in accordance with this Clause by the relevant party to the other party:

Amended and Restated Deed of Guarantee	38

If to the Guarantor, to:

Address:	1716 Locust Street

Des Moines

Iowa 50309-3023

USA

Attention:	General Counsel

If to the Sponsor, to:

Address:	3rd Floor, 161 Marsh Wall

London

E14 9AP

England

Attention: Guarantor’s General Counsel

If to the Trustee, to:

Address:	IPC Media Pension Trustee Limited

3rd Floor, 161 Marsh Wall

London

E14 9AP

England

Attention:	Scheme Secretary

With copy to the Scheme’s legal adviser:

Address:	Mayer Brown International LLP

201 Bishopsgate

London

EC2M 3AF

England

Attention:	Ian Wright

Notices are effective when actually received by the party to which they are given, as evidenced by facsimile transmission report, written acknowledgment or affidavit of hand delivery or courier receipt.

29.	COSTS AND EXPENSES

(a)	The Sponsor shall on demand reimburse the Trustee for all duly documented costs and expenses reasonably incurred by it in connection with the negotiation and execution of this Deed.

(b)	The Guarantor shall on demand reimburse the Trustee for all costs and expenses reasonably incurred by it in connection with the preservation or enforcement of its rights under this Deed.

Amended and Restated Deed of Guarantee	39

30.	DEFAULT INTEREST

If the Guarantor fails to pay any amount payable by it under this Deed on the due date of payment hereunder, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at the rate (if any) payable by the Sponsor or any of the IMPS Employers with respect to default interest under Rule 13.3 of the Trust Deed and Rules. Any interest that accrues under this Clause 30 shall be immediately payable on demand from the Guarantor.

31.	NO RELEASE OR WAIVER

No failure to exercise, nor delay in exercising on the part of the Trustee, any right, power or privilege hereunder or under the Schedule of Contributions or in respect of any other Guaranteed Liabilities shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof. Any waiver or release by the Trustee must be granted in writing.

32.	CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies of the Trustee herein provided are cumulative, and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND VARIATIONS

The Guarantor, the Sponsor and the Trustee may amend or vary any of the terms of this Deed (including the Schedules), provided that no amendment or variation of the terms of this Deed shall be effective unless it is made or confirmed in a written document signed by the Guarantor, the Sponsor and the Trustee.

34.	GOVERNING LAW AND JURISDICTION

(a)	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by and construed in accordance with English law.

(b)	Each party irrevocably submits to the jurisdiction of the English courts to settle any dispute (except any dispute which this Deed expressly provides shall be referred to arbitration) which may arise under or in connection with this Deed or the legal relationships established by this Deed (a “Dispute”). The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly, no party will argue to the contrary.

35.	AGENT FOR SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law:

(i)	the Guarantor shall at all times maintain an agent for service of process in England;

Amended and Restated Deed of Guarantee	40

(ii)	the Guarantor appoints the Sponsor as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed and agrees that failure by the process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

36.	SEVERABILITY

If any part or any provision of this Deed shall be or become illegal, prohibited, invalid or unenforceable in any jurisdiction all other provisions of this Deed shall continue in full force and effect in such jurisdiction and shall not affect the validity and enforceability of such provisions in any other jurisdiction; and further if any part or any provision of this Deed is found by a court to be illegal, prohibited, invalid or unenforceable the parties shall use reasonable endeavours to agree in good faith any such amendments or replacement arrangements as are necessary to replicate to the extent possible the purpose and intention of that part or provision.

37.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

38.	THIRD PARTY RIGHTS

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

IN WITNESS WHEREOF, this Deed has been duly executed and delivered as a deed by the parties on the date which appears at the beginning of this Deed:

THE GUARANTOR

EXECUTED as a DEED by	)
MEREDITH CORPORATION	)

By:	/s/ Joseph H. Ceryanec

Name of authorized officer: Joseph H. Ceryanec

Title: Chief Financial Officer

Amended and Restated Deed of Guarantee	41

THE TRUSTEE

EXECUTED as a DEED by	)
IPC MEDIA PENSION TRUSTEE	)
LIMITED	)

Director	/s/ Michael Taylor

Director/Secretary	/s/ Hamish Dawson

THE SPONSOR

EXECUTED as a DEED by	)
INTERNATIONAL PUBLISHING	)
CORPORATION LIMITED	)

acting by	)

in the presence of:	)

Director	/s/ Joseph H. Ceryanec

Name of Witness: Linda Lubsen

Signature of Witness: /s/ Linda Lubsen

Address:

Occupation: Executive Assistant

Amended and Restated Deed of Guarantee	42

SCHEDULE 1

AGREED ASSUMPTIONS

Discount rate

This assumption will be in line with the Willis Towers Watson GBP Zero Coupon Nominal Gilt curve (or such equivalent curve as the Trustee and the Company shall agree).

Retail Price Inflation (RPI)

This assumption will be in line with the Willis Towers Watson GBP Zero Coupon Gilt-implied Breakeven inflation curve (or such equivalent curve as the Trustee and the Company shall agree) at the valuation date.

Consumer Price Inflation (CPI)

This assumption will be set to 1.1% pa below the assumed rate of RPI. This is subject to review at subsequent triennial valuations if there are material changes to the composition and/or derivation of either the RPI or CPI index such that this relationship is no longer reasonable.

Revaluation in deferment and increases to pensions in payment

Increases will take account of the caps and floors on the relevant tranches of benefits by applying a fixed deduction to the RPI inflation curve. This deduction is derived from the application of the ‘Black 76’ model with inflation set equal to the single equivalent RPI inflation assumption (as at 5 April 2015, 3.2% pa) (less the above RPI – CPI margin if applicable) and inflation volatilities of 1.8% pa (RPI) and 1.5% pa (CPI). These volatility assumptions represent the year one best-estimate volatilities on the Willis Towers Watson model. They are subject to review at subsequent triennial valuations based on best estimates on the Willis Towers Watson model (or equivalent) at the relevant valuation date.

Mortality (base tables)

Pre-retirement and post-retirement mortality assumptions should be based on the latest standard tables (as at 5 April 2015, the ‘S2’ tables), as modified to reflect the results of a postcode mortality analysis. The best-estimate multipliers issuing from such an analysis should be adjusted downwards by 5% as a margin for prudence (as at 5 April 2015, the post code analysis supports using the ‘S2 light’ tables with multipliers following the 5% reduction of 1.04 (males) and 0.88 (females)). The assumptions will be updated at each triennial valuation but not between valuations.

Mortality (future improvements)

Future improvements in mortality should be based on the latest published version of the CMI core projections model (CMI 2014 for the 5 April 2015 valuation) with long-term rates of improvement for males and females of 1.5%, or such other assumption as agreed by the Trustee and the Company to be broadly in line with the benchmarking of assumptions adopted by other schemes. The assumptions will be updated at each triennial valuation but not between valuations.

Amended and Restated Deed of Guarantee	43

Commutation

Allowance to be made for members to commute (on average) 20% of their pension for cash at retirement on terms that are 25% less than the corresponding funding reserve. The percentage of pension assumed to be commuted is subject to review in the light of actual experience between valuations.

Liability management options at retirement

No allowance will be made in the 5 April 2015 funding valuation. Allowance may be made in the 5 April 2018 funding valuation (and in subsequent valuations) for members to take up certain “liability management” options at retirement. The Company proposes to amend the Scheme’s retirement process to include liability management options (including possibly transfer values and pension increase exchanges). The Trustee and the Company will discuss for the 2018 funding valuation, the appropriate allowance to make for any such options that are introduced and taken up. The allowance made will be based on actual Scheme experience and expectations of how future experience may differ.

Expense reserve

A loading of 2.5% will be applied to the liabilities to cover the expenses of running the Scheme (including life assurance costs, but excluding PPF levies and investment expenses), unless it is agreed by the Trustee and the Company that an alternative loading more appropriately represents these expenses. Investment expenses are assumed to be met from investment income. The discount rate is therefore assumed to be net of investment expenses. PPF levies are to be paid by the Company as they arise.

Proportion married and age difference

These assumptions are to be in line with the appended table. These may be subject to review at subsequent triennial valuations based on the Scheme’s experience and/or the experience of pension schemes more generally where relevant and where the Scheme’s experience on its own is not sufficient to be statistically credible.

Early retirement

Deferred members assumed to draw their benefits at the earliest age at which those benefits are payable without reduction.

Discretionary benefits

No allowance was made for any benefits payable which are subject to some exercise of discretion on the part of the Trustee or the Company including:

•	Temporary benefit improvements

•	Increases to pensions in payment above those guaranteed under the rules

•	Individual augmentations to benefits with the Scheme.

Amended and Restated Deed of Guarantee	44

Other factors

All assumptions are subject to review if there are changes in legislation or guidance from the Pensions Regulator that mean that these assumptions are no longer reasonable. Any changes to the assumptions to be agreed by the Trustee and the Company.

Amended and Restated Deed of Guarantee	45

Appendix

Other Demographic Assumptions

Age	Proportion married		Age difference (spouse - member)
	Males	Females	Males	Females
25	0.32000	0.60000	-1.00000	1.00000
30	0.66500	0.60000	-1.50000	1.50000
35	0.84000	0.60000	-2.00000	2.00000
40	0.88400	0.60000	-2.50000	2.50000
45	0.90400	0.60000	-3.00000	3.00000
50	0.91400	0.60000	-3.00000	3.00000
55	0.92300	0.60000	-3.00000	3.00000
57	0.92500	0.60000	-3.00000	3.00000
59	0.92700	0.60000	-3.00000	3.00000

Amended and Restated Deed of Guarantee	46

SCHEDULE 2

AGREED INVESTMENT STRATEGY

Nothing in this Agreed Investment Strategy is intended to amend, contradict or waive any rights or obligations of the parties under the Deed of Guarantee to which this is Schedule 2, including without limitation Clause 14 thereof.

Definitions

Strategy at January 2018

•	50% growth asset allocation

•	50% matching asset allocation

•	With a 45% interest rate and 45% inflation hedge ratio relative to liabilities in line with “Agreed Assumptions” measured on a gilts +0.5% basis

‘Gilts +1.0% pa’ strategy

An overall asset portfolio which targets a best estimate return of gilts + 1% p.a. and manages the interest rate and inflation risk relative to liabilities measured on the Agreed Assumptions with a gilts plus 0.5% basis. Currently it is expected that the resulting growth allocation will be in the region of 15%-25% with the remainder invested in matching assets to achieve an interest rate and inflation hedge ratio in the region of 90% to 100%. This should be reviewed as necessary based on market opportunities.

The appropriateness of the Gilts +1.0% return target should at the minimum be reviewed following each triennial valuation and additionally on material changes to market conditions. Both Trustee and Company, acting on investment advice, must agree to any change to the return target.

‘Gilts +0.5% pa’ strategy

An overall asset portfolio which targets a best estimate return of gilts + 0.5% p.a. and manages the interest rate and inflation risk relative to liabilities measured on the Agreed Assumptions with a gilts flat basis. Currently it is expected that the resulting growth allocation will be in the region of 5%-15% with the remainder invested in matching assets targeting an interest rate and inflation hedge ratio in the region of 95% to 100%. This should be reviewed as necessary.

The appropriateness of the Gilts +0.5% return target should at the minimum be reviewed following each triennial valuation and additionally on material changes to market conditions. Both Trustee and Company, acting on investment advice, must agree to any change to the return target.

Growth Assets

For the growth assets, the Trustee will target a diversified portfolio using specialist managers and asset classes. Subject to adherence to the Agreed Glide Path, the Trustee will have ultimate responsibility for selecting the specialist managers and asset classes within the diversified portfolio, but may delegate this responsibility to a specialist fiduciary manager. The Trustee will consult with the Company on the target return and risk characteristics of the overall portfolio.

Amended and Restated Deed of Guarantee	47

De-risking Strategy

Funding level based de-risking triggers have been set such that the investment strategy evolves from the ‘Current Strategy’ to the ‘Gilts plus 1.0% pa’ Strategy and then from the ‘Gilts plus 1.0% pa’ Strategy to the ‘Gilts + 0.5% pa’ Strategy within the timeframes described below.

•	By the time the Scheme is fully funded on a gilts + 0.5% pa basis in line with the Agreed Assumptions and no later than November 2021, the investment strategy will be de-risked in line with the ‘Gilts +1.0% pa’ Strategy;

•	By the time the Scheme is fully funded on a gilts flat basis in line with the Agreed Assumptions and no later than November 2027, the investment strategy will be de-risked in line with the ‘Gilts +0.5% pa’ Strategy.

These funding level triggers and the associated investment strategy are referred to herein as the “Agreed Glide Path.” As the funding level moves along the Agreed Glide Path, the Strategy will de-risk. Each strategy corresponding to a trigger level will specify a minimum interest rate and inflation hedge ratio and a maximum allocation to growth assets. Details of the Agreed Glide Path are set out in the Scheme’s Statement of Investment Principles.

The funding level for this purpose will be measured on the Blackrock modelling tool (or such other model as the Trustee and the Company determines shall replace this).

For the avoidance of doubt, investment in UK credit assets used for liability matching will not be considered to be growth assets.

Application of triggers

Trigger based de-risking will occur automatically when a funding level trigger is reached, except where:

•	A trigger is breached because of a contribution over and above the expected monthly contributions of £917,000 (a “Special Contribution”), and

•	the Trustee or Company receive advice that application of the trigger would not be in the best interest of the Scheme due to adverse market conditions or other circumstances prevailing at that time.

In such circumstances (“Special Circumstances”), the Trustee and the Company should share any advice received and discuss how to manage the de-risking after taking appropriate investment and funding advice. The Trustee will decide whether de-risking should take place in these circumstances, but must act reasonably based on the advice received and (absent agreement from the Company) may not de-risk more quickly or to a greater extent than as contemplated by this Agreed Investment Strategy and the Deed of Guarantee were it not for the Special Circumstances (other than the fact that the Special Contribution has been paid). Once the exact revised triggers and asset allocations have been agreed these should be documented formally.

Amended and Restated Deed of Guarantee	48

For the avoidance of doubt, the Trustee and the Company have agreed that the contribution of £60 million referred to in Clause 7(a) (contributions) of this Deed, and the implications for de-risking constitute Special Circumstances.

Review of triggers

The triggers should be reviewed periodically and adjusted as deemed necessary or desirable by the parties to ensure they still follow the principles set out above.

The triggers should at a minimum be reviewed following each triennial valuation and additionally on material changes to market conditions. Both Trustee and Company, acting on investment advice, must agree to any change to the triggers.

Amended and Restated Deed of Guarantee	49

SCHEDULE 3

CONFIGURATION DOCUMENT

IPC Media Pension Scheme

Asset Liability Suite Addendum:

Liability and Asset Model

Amended and Restated Deed of Guarantee	50

Purpose of the document

1.	This document sets out an addendum to the liability model originally set out in the Configuration Requirements report (the “Requirements”) signed by Charlie Meredith on 2 June 2014 as referenced and defined in the Asset Liability Suite (“ALS”) (or Asset Liability Tracker) software Licensing Agreement between Towers Watson Limited and the Licensee dated 20 May 2014 (the “Agreement”). For the avoidance of doubt, this document is intended to be consistent with the Deed of Guarantee to which it is Schedule 3 entered into by the Licensee, Time Inc. (UK) Limited, and Time Inc. In the event that any provision of this document is or appears to be inconsistent with any rights or obligations under that Deed of Guarantee, then the Deed of Guarantee will prevail.

2.	The purpose of the document is to:

•	Set out the specification for the “Gilts plus 0.5% pa”, “Gilts Flat” and “Estimated Insurance Buy-out” liability measures based on the cashflows generated as part of the Scheme’s valuation as at 5 April 2015, including details of the Client-Specific LPI Curves and Buy-Out Module.

•	Set out the changes in the assumed cashflows in the asset model

3.	This document forms part of the Agreement and any work that Towers Watson does in accordance with the Requirements is undertaken on the terms of the Agreement, including the liability provisions therein. In particular, this document does not constitute advice from Towers Watson, whether for the purposes of any separate consultancy agreement between the parties, any investment or actuarial advice more generally, or for any other purpose.

4.	This document is subject to the Limitations and Reliances as set out in the Requirements and the additional Limitations and Reliances set out in this document, and terms used in this document have the same meaning as in the Requirements and the Agreement.

Amended and Restated Deed of Guarantee	51

Liability Model – Gilts + 0.5% pa, Gilts Flat and Estimated Insurance Buy-out measures

Liability values

5.	The liability information has been provided by the IPC Media Pension Scheme’s actuarial team at Towers Watson on behalf of the Licensee. This data includes a summary of the liability values, financial assumptions and tracking rules as well as a set of “3D” [1]cashflows for the Gilts + 0.5% pa and Estimated Insurance Buy-out measures produced as at 5 April 2015 in conjunction with the formal actuarial valuation at that date. These “3D” cashflows will be used for all of the liability measures below and incorporate information relating to the sensitivity of the liabilities to the financial assumptions. The Gilts Flat measure will be set up using the Gilts + 0.5% pa cashflows.

[1]	“3D” cashflows split out the cashflows for active deferreds, deferred, pensioner and dependant members. They also split out the cashflows by types of increase fixed, RPI (0,5) etc. Furthermore, they include data on the lengths of the in-service, in-deferment and in-payment periods for each cashflow and thus fully describe the sensitivity of the cashflows to independent changes in salary increases, revaluation in deferment and pension increase assumptions.

Amended and Restated Deed of Guarantee	52

6.	ALS will track the Scheme’s Gilts + 0.5% pa, Gilts Flat and Estimated Insurance Buy-out liabilities. The value of these liabilities as at 5 April 2015 is set out in the table below (a split of these liabilities between the different rates of increase is provided in the “3D” cashflows, referred to above):

Membership category	Gilts + 0.5% pa as at 5 April 2015 (£m)	Gilts Flat as at 5 April 2015 (£m)	Estimated Insurance Buy-out as at 5 April 2015 (£m)
Active	156.679	179.930	213.308
Deferred	262.796	304.634	393.945
Pensioner	197.818	213.748	223.172
Expenses	15.432	17.458	12.025

Total	632.725	715.770	842.450

Expenses

7.	Expenses for the Gilts + 0.5% pa and Gilts Flat measures are calculated as 2.5% of the total liabilities for those measures.

8.	Expenses for the Estimated Insurance Buy-out measure are calculated in line with the approach prescribed for Section 179 PPF valuations. For the purposes of tracking the liabilities, we have approximated this to be 1% of the total liabilities plus a fixed expense of £3.721 million as at 5 April 2015.

Accrual of future service benefits

9.	The Scheme is closed to future accrual and so no allowance is made for further accrual.

Commutation

10.	There is no explicit allowance for commutation of member’s pensions at retirement within the underlying “3D” cashflows for the Gilts + 0.5% pa (and Gilts Flat) measures. An allowance has been made for members to commute (on average) 20% of their pension for cash at retirement on terms that are 25% less than the corresponding funding reserve on the Gilts + 0.5% pa and Gilts Flat measures. It has been assumed that at 5 April 2015, this allowance will result in a reduction of 4.4% for active liabilities and 4.6% for deferred liabilities in the Gilts + 0.5% pa and Gilts Flat measures.

11.	No allowance has been made for commutation on the Estimated Insurance Buy-out measure.

Tracking rules

12.	A summary of how the discount rate, inflation, pension increase assumption, and revaluation assumptions are calculated each day is set out below. The Estimated Insurance Buy-out measure tracks the discount rate using the Towers Watson Buy-Out Model in ALS. Further details of the methodology underlying the Towers Watson ‘Settlement Watch’ tracking in the Buy-out Module is set out in the Limitations and Reliances at the end of this document.

Amended and Restated Deed of Guarantee	53

a.	Inflation (RPI)

Liability measure	Assumption reflects changes in investment conditions in line with:
All	Towers Watson GBP Zero Coupon Gilt-Implied Breakeven inflation rate curve[2]

b.	Inflation (CPI)

Liability measure	Assumption reflects changes in investment conditions in line with:
All	100% of inflation (RPI) less a margin of 1.1% pa

c.	Discount rate

Liability measure	Assumption reflects changes in investment conditions in line with:
Gilts + 0.5% pa	Towers Watson GBP Zero Coupon Gilt Nominal yield curve[1] + 0.50% pa
Gilts Flat	Towers Watson GBP Zero Coupon Gilt Nominal yield curve [1]
Estimated Insurance Buy-out	Towers Watson UK Settlement Watch non-pensioner or pensioner discount rate curve as appropriate

d.	Salary growth

Liability measure	Assumption reflects changes in investment conditions in line with:
Gilts + 0.5% pa	100% of Inflation (RPI)
Gilts Flat	100% of Inflation (RPI)
Estimated Insurance Buy-out	Not applicable

e.	Revaluation in deferment (CPI)

Liability measure	Assumption reflects changes in investment conditions in line with:
All	100% of Inflation (CPI)

f.	RPI based LPI 5 pension increases (in payment and in deferment)

Liability measure	Assumption reflects changes in investment conditions in line with:
Gilts + 0.5% pa	78% of Inflation (RPI) plus a margin of 0.55% pa
Gilts Flat	78% of Inflation (RPI) plus a margin of 0.55% pa
Estimated Insurance Buy-out	100% of Inflation (RPI)

g.	RPI based LPI 3,5 pension increases

Liability measure	Assumption reflects changes in investment conditions in line with:
All	37% of Inflation (RPI) plus a margin of 2.52% pa

h.	CPI based LPI 3 pension increases

Liability measure	Assumption reflects changes in investment conditions in line with:
All	63% of Inflation (CPI) plus a margin of 0.58% pa

[2]	See Towers Watson ‘yield curves’ in Limitations and Reliances Section of the Requirements”, and also appended to this document.

Amended and Restated Deed of Guarantee	54

Daily tracking of liability value

13.	The daily tracking of the liability values is achieved using the following approach:

•	The base set of cashflows is adjusted daily for “actual” RPI or CPI inflation experience, in line with a specially constructed inflation index that is calculated on a daily basis. The inflation index used is constructed by interpolating between monthly RPI or CPI values with a two-month lag, to be consistent with the inflation curves used in the model.

•	An updated set of projected benefit cashflows are created from the starting cashflows by:

•	deducting benefit payments expected to have been made since the last calculation date.

•	adjusting the cashflows to reflect the sensitivity to investment conditions as described above.

•	These updated cashflows are discounted to the new calculation date using the discount rate model summarised in paragraph 12. Cashflows are assumed to be discounted half-way through the years between each anniversary of the calculation date.

14.	Historic salary increases/pension increases/deferred revaluation since the valuation date that differ from the assumptions set out above are not captured in the daily tracking process. Material adjustments will need to be referred to Towers Watson.

Future recalibrations

15.	The liabilities will be recalibrated following the end of each quarter to allow for:

•	Any material[3] differences between the actuarial assumptions updated in line with the tracking rules in paragraph 12 and the actual assumptions at the same date that would result from application of the principles in Schedule 1 to the Deed of Guarantee to which it is schedule 3. If appropriate the fixed margins and proportions of yields (as set out in paragraph 12) will be updated, or recalibrated as agreed by the Licensee and Time Inc. (UK) Ltd.

•	the impact of actual benefit cashflows (including commutation lump sums and transfer values) over the period compared with those underlying the liability calculation in ALS. The liabilities will first be reduced by an amount equal to (actual benefit cashflows over the period since the previous recalibration) minus (assumed benefit cashflows over the period since the previous recalibration). The liabilities will then be adjusted by an amount approximately representing the difference between the total commutation lump sums and transfer values paid and the value of the liabilities extinguished on the relevant measure. The first such recalibration will be as at 30 September 2015 and will reflect actual and assumed benefit cashflows between 5 April 2015 and 30 September 2015. This initial recalibration will also include an adjustment to ensure the liabilities reflect market conditions at 30 September 2015 (whereas the initial liability values at 5 April 2015 set out in paragraph 6 reflect market conditions as at 31 March 2015). These liability recalibrations will be carried out at the same time as the asset recalibrations described in paragraph 25 and will be completed within 20 business days of the quarter-end.

16.	In addition the liabilities will be recalibrated annually to allow for actual pension increases and deferred revaluation, once known, to the extent they differ from the daily inflation tracking described in paragraph 13. The first such recalibration will be as at 31 March 2016 (reflecting the pension increases due on 6 April 2016).

[3]	For the purpose of this paragraph a material difference is one that causes a difference in liability values of more than 1%.

Amended and Restated Deed of Guarantee	55

17.	With the written agreement of both the Licensee and Time Inc. (UK) Ltd, the liabilities may be updated, based on calculations carried out by the Scheme’s actuarial team at Towers Watson to reflect Scheme experience since the valuation date. This written agreement should not be unreasonably withheld by either party. This may include (not exclusively) membership movements and mortality experience.

18.	The “3D” cashflows underlying the liability calculations will be updated following each actuarial valuation of the Scheme under Section 224 of the Pensions Act 2004.

19.	The Licensee and Time Inc. (UK) Ltd will be informed of any such changes relating to paragraph 15, 16 and 17 above when they are made but a signed addendum will not be required.

Asset model

20.	The Scheme’s asset value as at 5 April 2015 was £476.851 million (excluding AVCs but including insured pensions). The asset allocation and asset tracking has been provided by the Scheme’s Investment Team at Towers Watson on behalf of the Licensee. ALS will assume that from 5 April 2015 the Scheme’s assets track the following indices (with no rebalancing), expense allowance and cashflow allocations:

Name of asset category	Total return index*	Annual Investment Expenses	Allocation of cashflows	Asset value (bid) as at 5 April 2015 (£)
Global Equities—LGIM UK Equity Index	FTSE All-Share	0.06%	27.99%	133,211,000
Global Equities—LGIM North America Equity Index	FTSE All-World North America	0.12%	3.68%	17,490,000
Global Equities—LGIM North America Equity Index-GBP Hedged	FTSE All-World North America (Hedged)	0.14%	10.08%	47,955,000
Global Equities—LGIM Europe (ex UK) Equity Index	FTSE Developed World Europe ex UK	0.17%	2.36%	11,209,000
Global Equities—LGIM Europe (ex UK) Equity Index GBP Hedged	FTSE Developed World Europe ex UK (Hedged)	0.18%	7.21%	34,300,000
Global Equities—LGIM Japan Equity Index	FTSE All-World Japan	0.17%	1.26%	6,002,000
Global Equities—LGIM Japan Equity Index GBP Hedged	FTSE All-World Japan	0.17%	3.39%	16,129,000
Global Equities—LGIM Asia Pac exJap Dev Equity Index	FTSE Developed Asia Pacific ex Japan	0.23%	1.98%	9,416,000
Global Equities—LGIM World Emerging Markets Equity Index	FTSE All-World All Emerging	0.35%	4.53%	21,563,000
Fixed Interest—LGIM Over 15y Gilts Index	FTSE Actuaries UK Conventional Gilts, Over 15 Year	0.10%	1.33%	6,330,000

Amended and Restated Deed of Guarantee	56

Name of asset category	Total return index*	Annual Investment Expenses	Allocation of cashflows	Asset value (bid) as at 5 April 2015 (£)
Fixed Interest—LGIM Active Corp Bond—Over 10y	iBoxx £ Non-Gilts 10+	0.20%	1.25%	5,934,000
Fixed Interest—AAA-A-A—Over 15y Index	iBoxx £ Non-Gilts 15+	0.10%	11.64%	55,372,000
Fixed Interest—LGIM Over 5y Index-linked Gilts	FTSE Actuaries UK Index- Linked Gilts, Over 5 Year	0.05%	12.16%	57,855,000
Fixed Interest—LGIM Over 15y Index-linked Gilts	FTSE Actuaries UK Index- Linked Gilts, Over 15 Year	0.06%	8.07%	38,400,000
Property—LGIM Managed Property	FTSE EPRA/NAREIT UK Index	0.70%	0.24%	1,133,000
Cash—LGIM Sterling Liquidity Fund	No Index	0.13%	2.85%	13,543,000
Annuity Policies	No Index	0.00%	0.00%	200,000
Net Current Assets	No Index	0.00%	0.00%	807,000

Total			100.00%	476,851,000

*	for index provider attributions see the Requirements

21.	A summary of the expected cashflows in respect of contributions and benefit payments are outlined below:

Cashflow type	Expected cashflows
Deficit contributions	Assumed to be payable on the 19th day of each month as follows: £917,000 per month
Ongoing contributions	None
Expenses paid	Assumed to be payable on the 19th day of each month as follows: £42,000 per month
Benefit payments	Assumed to be payable daily in line with the benefit cashflow projections adopted for the liability tracking.

22.	The cashflows are assumed to be allocated to/removed from each asset category in the proportions outlined in paragraph 20 (or such proportions that may supersede those set out in paragraph 20 following application of paragraphs 24, 25, 26 and 27).

Asset tracking

23.	A summary of the steps involved in the daily asset tracking calculation are set out below.

•	ALS will initiate its calculation by referencing the close of play asset values on the previous calculation date.

•	The change in the total return index for each asset class (as specified above) will be calculated in respect of the period from the previous calculation date to the current calculation date.

•	A reduction in the return will be made in respect of the investment management expenses specified in paragraph 20.

Amended and Restated Deed of Guarantee	57

•	This net return will be applied to each asset class to provide an updated market value for each category.

•	Contributions, expenses and benefit payments as specified above are allocated to/removed from each asset category.

24.	There is a significant review of the current investment strategy currently being undertaken. The asset model in ALS will be recalibrated to reflect the revised investment strategy, as agreed by the Licensee and Time Inc. (UK) Ltd once the review has been finalised. The details of this asset model recalibration will be set out in a subsequent addendum which will be required to be signed.

25.	Notwithstanding the asset model recalibration set out in paragraph 24, the assets will be recalibrated following the end of each quarter after the initial calibration to reflect the actual asset value at the end of the preceding quarter. These recalibrations will be carried out at the same time as the liability recalibrations described in paragraph 15 and will be completed within 20 business days of the quarter-end. The first such recalibration will be as at 30 September 2015.

26.	Further recalibrations of the assets will be made to reflect changes in the investment strategy and changes in the benchmark indices used for tracking. Other reasons for such recalibrations, include but are not limited to, changes in the expected cashflow information and changes to investment management expenses.

27.	The assets will also be recalibrated following the payment of the contribution of £50 million expected to be paid by 31 December 2015 and at the end of the month prior to the sixth, seventh and eighth anniversaries of the sale completion (based on the latest available asset values at those dates). These recalibrations will be completed within 15 business days of the recalibration date.

28.	The Licensee and Time Inc. (UK) Ltd will be informed of any such changes relating to paragraphs 25, 26 and 27 above when they are made but a signed addendum will not be required.

Amended and Restated Deed of Guarantee	58

Agreement

29.	The Licensee confirms its agreement to the variation to the Requirements set out in this addendum.

Scheme	IPC Media Pension Scheme

Date of issue	8 October 2015

Signed on behalf of Licensee

Name

Position

Date

Amended and Restated Deed of Guarantee	59

Limitations and Reliances

Modelling issues to be acknowledged by Licensee

Due to the complexity of pension schemes, it is inevitable that models will need to be used to represent a pension scheme’s assets and liabilities in the Asset Liability Tracker calculations. Any models specified by the Licensee will however need to be in a format that is compatible with the more generic model or range of inputs permitted by the Software.

Tracking of liability measures requires use of a model for which the Licensee specifies forward looking assumptions, together with rules as to how those assumptions might change as investment market conditions change.

Tracking of assets also requires the use of models to represent the actual investment portfolio held, for which the Licensee specifies proxies for actual investment returns (such as benchmark investment returns and assumptions as to expected outperformance).

In addition, the data made available by the Licensee may necessitate certain models to be used to represent the experience of the pension scheme.

Therefore, the Licensee should take appropriate professional advice before agreeing its Configuration Requirements, and before taking action, or not taking action, in respect of any results (including the provision or absence of an email alert) obtained from the Software.

Further, any models that are developed by the Licensee for use in the Software (including models underlying the configuration of asset calculations, liability calculations and/or trigger calculations) may cease to be appropriate. The Licensee should therefore take appropriate, ongoing advice on the continued suitability of the Configuration Requirements and any changes or updates that may be required to the Configuration Requirements.

The Licensee acknowledges that the functionality (including trigger status reports and email alerts) depends on the data and models adopted from time to time and that a recalibration may subsequently indicate that a trigger status would have differed in the past had this new data then been available.

Towers Watson yield curves

Towers Watson Limited (“Towers Watson”) produces curves based on pricing data from FTSE International and indicative pricing received from a range of major investment banks in the swaps market. Towers Watson uses these data sources to form a view on the best estimate level of the relevant curves. Whilst reasonable care has been taken to gauge the reliability of this data, Towers Watson provides no guarantee as to the accuracy or completeness of the curves. Towers Watson and its affiliates and their respective directors, officers and employees cannot be held accountable for any errors or misrepresentations in the data made by any third party. Towers Watson’s curves are based on data available to Towers Watson that represent market conditions as at the date of the curve and take no account of subsequent developments in market conditions thereafter. No curve prepared by Towers Watson constitutes an offer or recommendation, nor should it be construed as an offer or recommendation, to conclude any transaction. No curve of itself purports to be, nor should it be considered, a substitute for specific advice. Reliance on any separate advice based on these curves should take into account the limitations set out in this notice, as well as any further limitations within the advice itself.

The methodology for interpolating, extrapolating, averaging, smoothing and including or excluding data is necessarily subjective and is regularly reviewed and updated by Towers Watson according to its best judgement, and is subject to change without notice. Different methods will inevitably lead to different results.

Amended and Restated Deed of Guarantee	60

As at the date of this disclaimer, there is no active market in gilts beyond 50 years and most swaps beyond 50 or 60 years. Extra care needs to be taken when using curve data in relation to maturity dates beyond the longest traded instruments, since these depend on extrapolation of the curve.

The market for certain swaps may not be actively traded at certain times (for example, certain “exotic” types of inflation swaps with caps and floors). Care is needed when drawing inferences from these swap curves since the market may be illiquid, the number of banks willing to quote these rates may be lower, bid and offer spreads may be wider, and quoted prices may not be representative of prices at which trades can actually be transacted. As with all market prices, the market rate may or may not include a positive or negative risk premium, so is not necessarily an unbiased estimator of expected future experience.

Except as may be required by law, Towers Watson’s curves may not be modified, sold, distributed, shown or otherwise made available to any other party without Towers Watson’s prior written permission. In the absence of its express written permission to the contrary, Towers Watson and its affiliates and their respective directors, officers and employees accept no responsibility and will not be liable for any consequences howsoever arising from any third party’s use of or reliance on these curves

Buy-out module

The purpose of the buy-out module is to enable users to automatically track the estimated funding position of a pension scheme on a solvency basis, based on the latest Towers Watson yield curve and the Settlement Watch central buy-out basis margins produced by Towers Watson transaction specialists.

The Settlement Watch methodology is as follows:

•	Pricing data is provided each month by a number of different insurers in the form of joint life annuities.

•	For each of these pensioner joint life annuities an implied discount rate is ‘back-solved’.

•	Separately, cashflows are generated for notional members with benefits corresponding to those assumed in the insurers’ pricing data.

•	These cashflows are applied to Towers Watson’s yield curves to produce single equivalent gilt discount rates.

•	These single equivalent gilt discount rates are compared to the ‘back-solved’ discount rate from the annuities to imply the ‘margin’ relative to gilts for both nil increasing and LPI(0,5) annuities at ages 60 and 70.

•	Due to non-disclosure agreements covering the insurers pricing data, this information can only be shared in an aggregated form. To achieve this:

•	the pensioner margins at age 60 and 70 from a given insurer for a given benefit are combined, placing an equal weighting on each age

•	the 75th percentile of the range of the margins across insurers for both nil increasing and LPI(0,5) pricing are communicated to a group of Towers Watson transaction specialists (here the 75th percentile is towards that end of the range which would imply a smaller liability and is set at this level in anticipation of the expected outcome from running a competitive quotation process).

Amended and Restated Deed of Guarantee	61

•	Towers Watson transaction specialists meet monthly to agree the Settlement Watch central buy-out basis margins, taking in to account the output of the analysis described above, relevant market data and their knowledge of any recent transaction activity.

•	This group will also form a view as to the appropriate margin for deferred bulk annuity pricing.

•	The daily Towers Watson yield curve is then combined with the latest monthly buy-out basis margins, to give curves that can then be used by Asset Liability Suite.

The methodology for these calculations is necessarily subjective and is regularly reviewed and updated by Towers Watson according to its best judgement, and is subject to change without notice. Different methods will inevitably lead to different results.

Limitations and Reliances of tracking discount rate using the Buy-out module

•	This tracking feature only produces an approximate indication of the Fund’s buy-out liability. The liability produced should not be used as a substitute for a direct quotation from an insurer. If you wish to obtain a formal quotation please speak to your Towers Watson consultant.

•	In order to ‘back-solve’ the implied discount rate from the pricing information supplied by the insurers, the other variables underlying this, including the mortality assumption, need to be fixed. Each month the Towers Watson transaction specialists will therefore consider if they believe the insurers to have updated the mortality assumptions they have used in the pricing information they have provided. If the specialists do believe there has been a change they will update the assumption used in their ‘back-solve’ calculation accordingly.

•	However, such a change in insurer pricing would not be automatically reflected in the output from the module as the mortality assumptions used to generate the cash flows loaded into ALS will not have automatically been updated.

•	The mortality assumptions used in the ‘back-solve’ calculations are kept under regular review by the Settlement Watch team but are typically not expected to change more often than annually (and in some cases not even that frequently).

•	Similarly the buy-out module does not automatically capture any change in the Towers Watson transaction specialists’ view as to changes in insurer pricing for CPI linked benefits.

•	If the mortality assumptions do change or the Towers Watson specialists’ view on the pricing of CPI linked benefits change then your Towers Watson consultant will be notified and can advise you on whether a further recalibration of ALS would be appropriate.

•	Similarly the buy-out module does not automatically capture any change in the Towers Watson transaction specialists’ view as to changes in insurer pricing for CPI linked benefits.

•	Due to the time taken to receive and analyse pricing information from the insurers, the buy-out basis margins are not normally available in ALS until 10 working days after each month end. Therefore each discount rate curve has two separate versions:

•	One version which will pause at the end of each month and will not display a liability values for the current month until the central buy-out basis margins have been set, at which point production of the daily discount rate curves will resume and calculation of the liability values since the month end will commence.

Amended and Restated Deed of Guarantee	62

•	A second version which will continue to produce daily discount rate curves (and hence liability calculations) using the latest available margins, picking up any changes in margins as soon as they become available (which would normally be part way through each calendar month). When the margins are updated, Asset Liability Tracker’s liability calculations since the month end will not automatically be restated, i.e. the results calculated between the month end and the date the margins are updated will remain on the previous month’s buy-out margins.

The second of these two options is being used for the Estimated Insurance Buy-out measure discount rate tracking for the IPC Media Pension Scheme.

Amended and Restated Deed of Guarantee	63

SCHEDULE 4

FINANCIAL INFORMATION

Timing/ Frequency	Information to be provided	Comment
Quarterly	Unaudited financial statements (balance sheet, income statement, statement of cash flows) of Guarantor	Automatically satisfied by timely filing Form 10-Q with the U.S. Securities and Exchange Commission.

Annually	Audited financial statements of Guarantor and Sponsor.	Automatically satisfied for Guarantor by timely filing Form 10-K with the U.S. Securities and Exchange Commission. Automatically satisfied for Sponsor by timely filing statutory accounts with the U.K Companies House.

Ad hoc	Such additional financial information as the Trustee may from time to time request acting reasonably and consistent with customary U.K. pensions practice.	This to include an annual presentation from the Sponsor including updated long-term plan forecasts and an annual presentation from the Guarantor, including in relation to its long-term strategy.

Amended and Restated Deed of Guarantee	64

SCHEDULE 5

FORM OF ACCESSION LETTER

ACCESSION LETTER

To:       IPC Media Pension Trustee Limited

From:   The Guarantor and undersigned Subsidiary Guarantor

Dated:  March 15, 2018

Dear Sirs:

Amended and Restated Deed of Guarantee dated March 15, 2018 (the “Deed”)

1.	We refer to the Deed. This is an Accession Letter. Terms defined in the Deed have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	The undersigned Subsidiary is a Subsidiary Guarantor and hereby agrees to be bound by the terms of the Deed applicable to a Subsidiary Guarantor, such that it becomes jointly and severally liable with the Guarantor and all other Subsidiary Guarantors for the Guarantor’s obligations under the Deed until the earlier of the date on which the undersigned Subsidiary ceases to be a Subsidiary Guarantor and the Fall Away Date. The undersigned Subsidiary is a company duly incorporated or organized under the laws of its place of incorporation or organization.

3.	The undersigned Subsidiary’s administrative details, which shall apply for the purposes of any notices or other communications for the purposes of Clause 28 of the Deed are as follows:

Address: 1716 Locust Street

Des Moines, Iowa 50309-3023 USA

Attention: General Counsel

4.	This Accession Letter is governed by English law.

Amended and Restated Deed of Guarantee	65

This Accession Letter is entered into by deed.

THE GUARANTOR

EXECUTED as a DEED by	)
MEREDITH CORPORATION	)

By:

Name of authorized officer: Joseph H. Ceryanec
Title: Chief Financial Officer

THE SUBSIDIARY GUARANTOR

EXECUTED as a DEED by	)

[ ]	)

By:

Name of authorized officer: Joseph H. Ceryanec

Title:

Amended and Restated Deed of Guarantee	66

SCHEDULE 6

COVENANTS

In this Schedule 6 the term “Pension Trustee” shall mean the Trustee and all other defined terms used have the meanings given to them in the Indenture.

In addition, in relation to the Covenants detailed in this Schedule 6, all questions of interpretation shall be subject to the rules of construction and, where relevant, the details of Financial Calculations for Limited Condition Transactions as those matters are detailed in the Indenture.

COVENANTS

SECTION 4.01	[Reserved]

SECTION 4.02	[Reserved]

SECTION 4.03	[Reserved]

SECTION 4.04	Compliance Certificate

(a)	The Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee (with a copy to the Pension Trustee), within 120 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate signed by the Chief Executive Officer, the Chief Financial Officer or the principal accounting officer that, as to such Officer signing such certificate, to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of the Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge).

(b)	The Issuer shall, within 30 days after becoming aware of any Default, deliver to the Trustee (with a copy to the Pension Trustee) by registered or certified mail or by electronic transmission an Officer’s Certificate specifying such Default.

SECTION 4.05	[Reserved]

SECTION 4.06	Stay, Extension and Usury Laws

Amended and Restated Deed of Guarantee	67

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture or this Deed with respect to the Covenants or the obligations of the Subsidiary Guarantors under this Deed; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee under the Indenture or the Pension Trustee under this Deed with respect to the Covenants or the obligations of the Subsidiary Guarantors under this Deed, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Amended and Restated Deed of Guarantee	68

SECTION 4.07	Limitation on Restricted Payments

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend, payment or distribution payable in connection with any merger or consolidation, other than:

(A)	dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Issuer (including in connection with any merger or consolidation), to the extent held by a Person other than the Issuer or a Restricted Subsidiary;

(3)	make any principal payment on, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or a Guarantor other than the payment, purchase, redemption, repurchase, defeasance, acquisition or retirement of:

(A)	Indebtedness permitted under Section 4.09(b)(7); or

(B)	Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, repurchase, defeasance, acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.09(a); and

Amended and Restated Deed of Guarantee	69

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including Restricted Payments permitted by clause (1) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(A)	(i) 100% of Consolidated Adjusted EBITDA of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently completed fiscal quarter for which Required Financial Statements have been delivered at the time of such Restricted Payment, minus

(ii)	the product of

(x)	1.4 and

(y)	Consolidated Interest Expense of the Issuer for the same period (taken as one accounting period); plus

(B)	100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer from the issuance or sale of Equity Interests of the Issuer (other than Disqualified Stock or Refunding Capital Stock) or otherwise contributed to the equity (other than through an issuance of Disqualified Stock) of the Issuer after the Issue Date (other than an issuance or sale to a Subsidiary of the Issuer or an issuance or sale to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Subsidiaries); plus

(C)	100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Subsidiaries) by the Issuer or any Restricted Subsidiary after the Issue Date of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Equity Interests of the Issuer (other than Disqualified Stock), plus, without duplication, any cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted subsidiary upon such conversion or exchange; plus

Amended and Restated Deed of Guarantee	70

(D)	100% of the aggregate amount received in cash and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted Subsidiary from: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of and the receipt of any dividends or distributions from Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, in each case after the Issue Date; plus

(E)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, in each case after the Issue Date, the fair market value (as determined in good faith by the Issuer) or if such fair market value exceeds $200,000,000, the fair market value as specified in writing by an Independent Financial Advisor, of the Investment in such Unrestricted Subsidiary at the time of such redesignation, merger, consolidation or transfer (other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment); plus

(F)	in the event that the Issuer or any Restricted Subsidiary has made or makes any Investment in a Person subsequent to the Issue Date that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the existing Investment of the Issuer or any Restricted Subsidiary in such Person to the extent it was previously treated as a Restricted Payment (collectively, the “Restricted Payments Builder Basket”).

(b)	Section 4.07(a) shall not prohibit any of the following (collectively, “Permitted Payments”):

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

Amended and Restated Deed of Guarantee	71

(2)	the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or of Subordinated Indebtedness of the Issuer or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Restricted Subsidiaries) of, Equity Interests (other than Disqualified Stock) of the Issuer (collectively, the “Refunding Capital Stock”);

(3)	the purchase, redemption, defeasance, repurchase, retirement or other acquisition of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by, in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or any Guarantor made in exchange for, or out of the proceeds of the substantially concurrent incurrence of Disqualified Stock of the Issuer or any Guarantor, in each case that is incurred in compliance with Section 4.09 so long as:

(A)	the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as applicable, being so purchased, redeemed, defeased, repurchased, retired or acquired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B)	such new Indebtedness is subordinated to the Notes or the applicable Guarantee and the obligations of the Guarantor and Subsidiary Guarantors under this Deed at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, retired or acquired;

(C)	such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired; and

(D)	such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired;

Amended and Restated Deed of Guarantee	72

(4)	a Restricted Payment to pay for the purchase, repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former member of management, employee, director or consultant of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or upon the termination of such member’s, employee’s, director’s or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $50,000,000 (with unused amounts in any calendar year being carried over for one additional calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to future, present or former members of management, employees, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of the Restricted Payments Builder Basket; plus

(B)	the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less

(C)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

and; provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former members of management, employees, directors or consultants of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of the Indenture;

(5)	purchases, redemptions, defeasances, repurchases or other acquisitions of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6)	other Restricted Payments in an aggregate amount taken together with all other outstanding Restricted Payments made pursuant to this clause (6) not to exceed $300,000,000;

(7)	distributions or payments of Receivables Fees;

(8)	[reserved];

Amended and Restated Deed of Guarantee	73

(9)	the repurchase, redemption, defeasance or other acquisition or retirement of any Subordinated Indebtedness pursuant to the provisions similar to those under Section 4.10 and Section 4.13; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement, all Notes tendered by holders of Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, defeased, acquired or retired;

(10)	the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or its Subsidiaries, in each case, permitted under the Indenture;

(11)	the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to, the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12)	for any taxable period in which the taxable income of the Issuer or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Issuer and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if the Issuer or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (12));

(13)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with Section 4.09;

(14)	payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person; or

(15)	mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible under the Indenture;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6) or (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

Amended and Restated Deed of Guarantee	74

(c)	The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in the Indenture.

(d)	For purposes of clauses (2) and (3) of Section 4.07(b), a Restricted Payment shall be deemed to have been made substantially concurrently with the applicable event if made or irrevocably committed to be made within 90 days of such event.

(e)	The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Issuer) on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

(f)	For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) of Section 4.07(b) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.07(a), the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (15) of Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

(g)	For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the Indenture.

SECTION 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

.

(a)	The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) (A)	pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or

Amended and Restated Deed of Guarantee	75

(B)	pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b)	The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date;

(2)	(i) the Indenture, the Notes and the Guarantees and

(ii)	any agreement governing Indebtedness permitted to be incurred pursuant to Section 4.09; provided that the provisions relating to restrictions of the type described in clauses (1) through (3) of Section 4.08(a) contained in such agreement, taken as a whole, are (in the good faith determination of the Issuer) not materially more restrictive than the provisions contained in the Senior Credit Facilities, or in the Indenture, in each case as in effect when initially executed;

(3)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in Section 4.08(a)(3) on the property so acquired or leased;

(4)	applicable law or any applicable rule, regulation or order;

(5)	any agreement or other instrument of a Person (including an Unrestricted Subsidiary that becomes a Restricted Subsidiary whether by redesignation or otherwise) acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer that impose restrictions solely on the assets to be sold;

(7)	any Hedging Obligations;

(8)	Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9)	restrictions on cash or other deposits or net worth imposed by leases, customers under contracts or other contracts or agreements entered into in the ordinary course of business;

Amended and Restated Deed of Guarantee	76

(10)	other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09;

(11)	customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(12)	customary provisions contained in leases, sub-leases, licenses or sub-licenses, permits, contracts and other agreements, in each case, entered into in the ordinary course of business;

(13)	any agreements entered into in the ordinary course of business, not relating to Indebtedness and that do not, individually or in the aggregate, materially impair (in the good faith determination of the Issuer) the ability of the Issuer or the Guarantors to pay the principal and interest on the Notes;

(14)	any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary to the extent it restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(15)	customary provisions imposed on the transfer of copyrighted or patented materials;

(16)	encumbrances or restrictions relating to the IPC Media Pension Scheme;

(17)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith determination of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(18)	restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary.

(c)	For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

Amended and Restated Deed of Guarantee	77

SECTION 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

.

(a)	The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 3.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, more than an aggregate of $300,000,000 at the time of incurrence of such Indebtedness or Disqualified Stock or Preferred Stock of such Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this Section 4.09(a), clause (12) of Section 4.09(b) with respect to Refinancing Indebtedness in respect of the foregoing and clause (17) of Section 4.09(b).

(b)	The provisions of Section 4.09(a) shall not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time the sum of (A) $2,150,000,000, plus (B) the greater of (i) $700,000,000 and (ii) the maximum amount of Secured Indebtedness that can be incurred, after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom (and after giving effect to any acquisition, disposition, Investment and other transactions contemplated in connection with such incurrence) and assuming the full draw of any revolving commitments in respect thereof and that all Indebtedness incurred under this clause (1) is Secured Indebtedness, so long as the Consolidated Secured Net Leverage Ratio (calculated excluding any increase in Eligible Cash resulting from the incurrence of such Indebtedness) does not exceed 2.50 to 1.00, plus (C) in connection with the incurrence of Refinancing Indebtedness to Refinance any Indebtedness incurred under this clause (1), any Indebtedness incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

Amended and Restated Deed of Guarantee	78

(2)	Indebtedness represented by the Notes (other than any Additional Notes) and any related Guarantees (including any Exchange Notes and Guarantees with respect thereto);

(3)	Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b)) after giving effect to the Transactions;

(4) (A)	Indebtedness (including Capitalized Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to Refinance any such Indebtedness (and successive Refinancings thereof), in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (4), does not exceed the greater of (x) $300,000,000 and (y) 25.0% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (4) (or successive Refinancings of Indebtedness incurred under this clause (B));

(5)	Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, or property, casualty or liability insurance or self-insurance;

(6)	Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-out, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

Amended and Restated Deed of Guarantee	79

(7)	Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Issuer or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9)	Hedging Obligations not entered into for speculative purposes;

(10)	obligations in respect of workers’ compensation claims, self-insurance, performance, bid, appeal and surety bonds and performance or completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(11)	(A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Guarantor not otherwise permitted under the Indenture in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (11), does not exceed the greater of (x) $500,000,000 and (y) 50.0% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (11) (or successive Refinancings of Indebtedness incurred under this clause (B));

(12)	the incurrence by the Issuer or any Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance:

(A)	any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 4.09(a) and clauses (2), (3) and/or (13) of this Section 4.09(b), or

(B)	any Indebtedness, Disqualified Stock or Preferred Stock incurred to so Refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (A) of this Section 4.09(b)(12),

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

Amended and Restated Deed of Guarantee	80

(13)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition of any assets, business or Person or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition, merger or consolidation, either:

(A)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.09(a), or

(B)	the Consolidated Net Leverage Ratio is less than or equal to the Consolidated Net Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(14)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of notice of its incurrence;

(15)	Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (A)	any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture,

(B)	any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 4.14, or

(C)	any guarantee by the Issuer or a Restricted Subsidiary in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees of the Issuer or any Restricted Subsidiary;

(17)	(A) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17)(A) and incurred by Non-Guarantor Subsidiaries pursuant to Section 4.09(a) and clause (12) of Section 4.09(b) with respect to Refinancing Indebtedness in respect of the foregoing, together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (17), does not exceed the greater of (x) $300,000,000 and (y) 25.0% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (17) (or successive Refinancings of Indebtedness incurred under this clause (B));

Amended and Restated Deed of Guarantee	81

(18)	Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19)	Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management, overdraft protection and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(20)	Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent permitted under Section 4.07(b)(4).

(c)	For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) of Section 4.09(b) or is permitted to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may divide and/or classify on the date of incurrence such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09 and may later redivide and/or reclassify (based on circumstances existing at the time of such redivision or reclassification) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of Section 4.09(b) and will not later be reclassified.

(d)	Accrual of interest or dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.09.

(e)	[Reserved.]

(f)	The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated as in effect on the date of such Refinancing.

Amended and Restated Deed of Guarantee	82

(g)	The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Issuer or such Guarantor or the obligations of the Guarantor and Subsidiary Guarantors under this Deed, as the case may be, unless such Indebtedness is contractually subordinated in right of payment to the Notes or such Guarantor’s Guarantee or rights under this Deed, in all material respects, to the extent and in the manner as such Indebtedness is so subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

SECTION 4.10 Asset Sales

(a)	The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)	the Issuer or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, in the Issuer’s good faith determination, at least 75% of the consideration therefor received by the Issuer or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A)	any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been released,

(B)	any notes or other obligations or securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(C)

any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (i) the amount of the cash received (less the cost of disposition, if any) and

Amended and Restated Deed of Guarantee	83

(ii) the initial amount of such Designated Non-Cash Consideration) not to exceed $150,000,000 at the time of receipt, with the fair market value (as determined in good faith by the Issuer) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b)	Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to permanently reduce:

(A)	Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto,

(B)	Obligations under Pari Passu Indebtedness that are secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto,

(C)	Obligations under the Notes (provided that such purchases are at or above 100% of the principal amount thereof) or any other Pari Passu Indebtedness of the Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto, if applicable); provided that if such Net Proceeds are applied to other Pari Passu Indebtedness (other than the Senior Credit Facilities or other Secured Indebtedness) then the Issuer shall (i) equally and ratably reduce Obligations under the Notes (x) as provided under Section 3.07 of the Indenture or (y) through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with clauses (c), (d) and (e) of this Section 4.10) to all holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes that would otherwise be redeemed under clause (i) of this clause (C), or

(D)	Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Issuer or any of its Restricted Subsidiaries; or

(2)

to (A) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) make capital expenditures or (C) acquire, maintain, develop, construct, improve, upgrade or repair businesses, properties and/or assets (other than Equity Interests in a Person that is not, or does not as a result of any such acquisition become, a Restricted Subsidiary) that, in the case of each of (A), (B) and (C) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

Amended and Restated Deed of Guarantee	84

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds if not otherwise applied as provided above within 450 days of the receipt of such Net Proceeds; or

(3)	any combination of the foregoing.

(c)	Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $50,000,000, the Issuer or any Restricted Subsidiary shall make an offer to all holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

(d)	The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50,000,000 by mailing (or otherwise delivering in accordance with the applicable procedures of the Depositary) the notice required pursuant to the terms of the Indenture, with a copy mailed or electronically transmitted to the Trustee (with a copy to the Pension Trustee).

(e)

To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate amount (determined as above) of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (or as nearly pro rata as practicable) based on the amount (determined as set forth above) of the Notes and such Pari Passu Indebtedness tendered, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes or such Pari Passu Indebtedness are listed or by lot or such other similar method in accordance with the applicable procedures of the Depositary; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Issuer and its Restricted Subsidiaries, at its option in its sole discretion, may make an Asset Sale Offer and

Amended and Restated Deed of Guarantee	85

satisfy the obligations described under this Section 4.10 with respect to any Excess Proceeds prior to the amount of Excess Proceeds exceeding $50,000,000, in which case, upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reduced by the amounts of such Excess Proceeds. If any Excess Proceeds remain after the completion of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

(f)	Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

(g)	The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

SECTION 4.11 Transactions with Affiliates

(a)	The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25,000,000, unless:

(1)	such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2)	any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100,000,000 is approved by a majority of the Board of Directors of the Issuer; and

(3)	the Issuer delivers to the Trustee (with a copy to the Pension Trustee), with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $200,000,000, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

Amended and Restated Deed of Guarantee	86

(b)	Section 4.11(a) shall not apply to the following:

(1)	transactions between or among the Issuer and any of its Restricted Subsidiaries (including transactions between or among the Issuer’s Restricted Subsidiaries) (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of the Issuer or any Restricted Subsidiary prior to such transaction);

(2)	Restricted Payments permitted by Section 4.07 or Permitted Investments;

(3)	the payment of reasonable fees and compensation paid to, and indemnities and reimbursements and employment, benefit and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(4)	(A) any agreement or arrangement as in effect as of the Issue Date (or transactions pursuant thereto), (B) any other agreements or arrangements pursuant to or in connection with the Transactions or (C) any amendment, modification or supplement to the agreements referenced in clause (A) or (B) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the holders of the Notes when taken as a whole compared to the applicable agreements or arrangements as in effect on the Issue Date or as described in the Offering Memorandum, as applicable, as determined in good faith by the Issuer;

(5)	[reserved];

(6)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7)	the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting of registration and other customary rights in connection therewith;

(8)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(9)	payments or loans (or cancellation of loans) to employees, directors or consultants of the Issuer or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Issuer in good faith;

Amended and Restated Deed of Guarantee	87

(10)	transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11)	transactions in which the Issuer or any Restricted Subsidiary, as the case may be, has delivered to the Trustee (with a copy to the Pension Trustee) a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 4.11(a);

(12)	the issuances of securities or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith;

(13)	any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(14)	any transaction in which the only consideration paid by the Issuer or any of its Restricted Subsidiaries is in the form of Equity Interest (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer or any contribution to the capital of the Issuer or any Restricted Subsidiary (other than in consideration of Disqualified Stock);

(15)	the provision to Unrestricted Subsidiaries of cash management, accounting, business and strategic management, legal, human resources, centralized purchasing, leasing and other overhead services (including any necessary or incidental use of equipment, goods or services involving intellectual property that are related to the foregoing) in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in the Indenture;

(16)	intellectual property licenses in the ordinary course of business;

(17)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Issuer or any other direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(18)	payments by the Issuer or any of its Restricted Subsidiaries pursuant to tax sharing agreements among the Issuer or any of its Restricted Subsidiaries;

(19)	intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein; and

Amended and Restated Deed of Guarantee	88

(20)	(A) the guarantee by the Issuer or any Restricted Subsidiary of the Indebtedness of any parent company of the Issuer that becomes the parent company of the Issuer in a Change of Control transaction consummated in accordance with the Indenture, or of any Indebtedness of Subsidiaries of such parent company; provided that such guarantee was permitted by the terms of the Indenture to be incurred and (B) the granting by the Issuer or any of its Restricted Subsidiaries of any Liens to secure such Indebtedness or such guarantee; provided that such Liens are permitted to be incurred under the Indenture.

SECTION 4.12 Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or such Restricted Subsidiary whether now owned or hereafter acquired, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes and any obligations under this Deed are (or in the case of a Lien on any asset or property of such Guarantor, its Guarantee is) secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in the case of Liens securing any other Indebtedness, the Notes are (or in the case of a Lien on any asset or property of such Guarantor, its Guarantee is) secured by an equal and ratable (or prior ranking) Lien on such property, assets or proceeds.

Any Lien created for the benefit of the holders of the Notes or the Pension Trustee pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses(1) and (2) of this Section 4.12.

For purposes of determining compliance with this Section 4.12, a Lien securing an item of Indebtedness need not be permitted solely by reference to the second preceding paragraph of this Section 4.12 or to one category (or portion thereof) of the Permitted Liens described in clauses (1) through (38) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common equity of a Restricted Subsidiary or any direct or indirect parent of a Restricted Subsidiary, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness”.

Amended and Restated Deed of Guarantee	89

SECTION 4.13 [Reserved]

SECTION 4.14 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer shall not permit any Subsidiary that is a Restricted Subsidiary other than a Guarantor to guarantee the payment of any Indebtedness of the Issuer or a Guarantor unless (x) the aggregate amount of all such Indebtedness guaranteed by Restricted Subsidiaries that are not Guarantors does not exceed $50,000,000 or (y):

(1)	the aggregate amount of all such Indebtedness guaranteed by Restricted Subsidiaries that are not Guarantors exceeds $50,000,000;

(2)	within 45 days after the date that such Indebtedness is guaranteed, such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, substantially in the form attached as Exhibit D to the Indenture, providing for a Guarantee by such Restricted Subsidiary, and an Accession Letter to this Deed, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(A)	if the Notes or such Guarantor’s Guarantee or obligations under this Deed are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture and the guarantee under the Accession Letter shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or such Guarantor’s Guarantee or the obligations under this Deed are subordinated to such Indebtedness; and

(B)	if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee of the Notes and guarantee in relation to this Deed substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(3)	the Issuer shall within such 45 days deliver (with notice to the Pension Trustee of such delivery) to the Trustee an Opinion of Counsel stating that (A) such Guarantee has been duly executed and authorized and (B) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity and;

provided that this Section 4.14 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 45 day periods described in this Section 4.14.

Amended and Restated Deed of Guarantee	90

SECTION 4.15 Suspension of Certain Covenants.

(a)	If at any date following the Issue Date, (1) the Notes have Investment Grade Ratings from both Rating Agencies and (2) no Default has occurred and is continuing under the Indenture a “Covenant Suspension Event” shall be deemed to have occurred. Beginning on the day of a Covenant Suspension Event and ending on a Reversion Date (such period a “Suspension Period”) with respect to the Notes, the Issuer and its Restricted Subsidiaries shall not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.14, Section 4.16 and Section 4.17 (collectively, the “Suspended Covenants”).

(b)	If on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is referred to herein as a “Suspension Period”.

(c)	During any Suspension Period, the Guarantees of the Guarantors will be suspended, and such Guarantees will be reinstated on each Reversion Date. On each Reversion Date, all Indebtedness, Disqualified Stock or Preferred Stock incurred during the Suspension Period will be classified as having been incurred pursuant to Section 4.09(a) or one of the clauses set forth in Section 4.09(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness or Disqualified Stock or Preferred Stock incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred pursuant to Section 4.09(a) or 4.09(b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(3).

(d)

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments in Section 4.07 will be made as though Section 4.07 had been in effect since the Issue Date (but not during the Suspension Period); provided that, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period. In addition, for purposes of Section 4.11, all agreements, arrangements and transactions entered into by the Issuer or any of its Restricted Subsidiaries with an Affiliate of the Issuer during the applicable Suspension Period prior to such Reversion Date will be deemed to have been entered

Amended and Restated Deed of Guarantee	91

into on or prior to the Issue Date, and for purposes of Section 4.08, all contracts entered into during the applicable Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date. For purposes of Section 4.10, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

Amended and Restated Deed of Guarantee	92

(e)	The Issuer shall deliver promptly to the Trustee (with a copy to the Pension Trustee) an Officer’s Certificate notifying it of any Covenant Suspension Event and reinstatement of Suspended Covenants on a Reversion Date under this Section 4.15. The Trustee shall not have any duty to monitor whether or not a Covenant Suspension Event or Reversion Date has occurred or if a Suspension Period has commenced or ended, nor any duty to notify the noteholders of any of the foregoing.

(f)	Notwithstanding the reinstatement of the Suspended Covenants on a Reversion Date, no Default or Event of Default or breach of any kind under the Indenture, the Notes or the Guarantees shall be deemed to have occurred on such Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period (or upon the termination of the Suspension Period or thereafter based solely on events that occurred during the Suspension Period) to the extent such actions were permitted under the Indenture during the Suspension Period, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the applicable Suspension Period to the extent such actions were permitted under the Indenture during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. On and after each Reversion Date, the Issuer and its Subsidiaries shall be permitted to consummate the transactions contemplated by any contract entered into during any Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

SECTION 4.16 Limitation on Sale and Lease-Back Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Lease-Back Transaction; provided, that the Issuer or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

(1)	the Issuer or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Lease-Back Transaction under Section 4.09 and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to Section 4.12; and

(2)	the transfer of assets in such Sale and Lease-Back Transaction is permitted by, and the Issuer or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 4.10.

Amended and Restated Deed of Guarantee	93